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As filed with the Securities and Exchange Commission on May 5, 2016.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLATINUM GROUP METALS LTD.
(Exact name of Registrant as specified in its charter)

British Columbia (Province or other Jurisdiction of Incorporation or Organization)	1099 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

Bentall Tower 5, 550 Burrard Street, Suite 788, Vancouver, British Columbia, Canada V6C 2B5
(604) 899-5450
(Address and telephone number of Registrant's principal executive offices)

DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, WA 98104
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

R. Michael Jones Platinum Group Metals Ltd. Bentall Tower 5 550 Burrard Street Suite 788 Vancouver, BC V6C 2B5 (604) 899-5450	Daniel M. Allen Gowling WLG (Canada) LLP Bentall Tower 5 550 Burrard Street Suite 2300 Vancouver, BC V6C 2B5 (604) 683-6498	Christopher L. Doerksen Dorsey & Whitney LLP 701 Fifth Avenue Suite 6100 Seattle, WA 98104 USA (206) 903-8800	Kathleen Keilty Blake, Cassels & Graydon LLP 595 Burrard Street Three Bentall Centre Vancouver, BC V7X 1L3 (604) 631-3300	Riccardo A. Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750 Toronto, ON M5K 1J5 (416) 777-4700

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Province of British Columbia
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.
☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.
☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Shares(2)	—	—	US$37,950,000	US$3,822

(1)
Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, there are being registered under this Registration Statement such indeterminate number of common shares of the Registrant as shall have an aggregate offering price not to exceed US$37,950,000.

(2)
Includes common shares that the underwriters may purchase pursuant to an over-allotment option.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED MAY 5, 2016

PROSPECTUS

PLATINUM GROUP METALS LTD.

US$

                        Common Shares

         Platinum Group Metals Ltd. (the "Company") is offering (the "Offering")                         common shares (the "Offered Shares") at a price of US$                        per Offered Share (the "Offering Price").

         The outstanding common shares of the Company (the "Common Shares") are listed for trading on the Toronto Stock Exchange (the "TSX") under the symbol "PTM" and on the NYSE MKT, LLC (the "NYSE MKT") under the symbol "PLG". On May 4, 2016, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was CAN$4.35 and the closing price of the Common Shares on the NYSE MKT was US$3.40.

         Investing in the Offered Shares involves significant risks. See "Risk Factors" beginning on page 10 of the Prospectus.

Price: US$                        per Offered Share

	Per Offered Share	Total
Price to the Public	US$	US$
Underwriter's Fee(1)	US$	US$
Proceeds to the Company (Before Expenses)	US$	US$

Notes:

(1)
Please see the section entitled "Plan of Distribution" for a complete description of the compensation payable to the Underwriters, including a fee representing                        % of the aggregate gross proceeds of the Offering (the "Underwriter's Fee").

         Pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of May                        , 2016 between the Company, BMO Nesbitt Burns Inc. and                        (collectively, the "Underwriters"), the Company has granted the Underwriters an option (the "Over-Allotment Option") to purchase up to                        additional Common Shares (the "Over-Allotment Shares") to cover over-allotments, if any.

         This Offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

         Prospective investors should be aware that the acquisition of Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be fully described herein.

         The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that some or all of its officers and directors and the experts named in this Prospectus are residents of Canada and other countries, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Offered Shares or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Delivery of the Offered Shares through the facilities of CDS Clearing and Depository Services Inc. ("CDS") is expected to occur on or about May                         , 2016 or such other date as may be agreed between the Company and the Underwriter, but in any event not later than 42 days following the date of a final receipt for the Canadian final Prospectus relating to the Offering (the "Closing Date").

Sole Book-Running Manager

BMO Capital Markets

The date of this Prospectus is May                        , 2016.

        The Company's consolidated financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS").

        Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Over-Allotment Option.

        Unless the context otherwise requires, references in this Prospectus to the "Company" include Platinum Group Metals Ltd. and each of its subsidiaries.

        Investors should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide investors with different information. Information contained on the Company's website shall not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares. Neither the Company nor the Underwriters are making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the face page of this Prospectus. The Company's business, operating results, financial condition and prospects may have changed since that date; however, if, after a receipt for the final Prospectus is issued but before the completion of the distribution under the final Prospectus, a material change (as such term is defined under applicable Canadian securities laws) occurs in the business, operations or capital of the Company, the Company must file an amendment to the Prospectus as soon as practicable but in any event within ten days after the day the material change occurs.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation (collectively, "Forward-Looking Statements"). All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will, may, could or might occur in the future are Forward-Looking Statements. The words "expect", "anticipate", "estimate", "may", "could", "might", "will", "would", "should", "intend", "believe", "target", "budget", "plan", "strategy", "goals", "objectives", "projection" or the negative of any of these words and similar expressions are intended to identify Forward-Looking Statements, although these words may not be present in all Forward-Looking Statements. Forward-Looking Statements included or incorporated by reference in this Prospectus include, without limitation, statements with respect to:

  •
  production estimates and assumptions, including production rate, grade per tonne and smelter recovery;

  •
  production timing;

  •
  capital-raising activities, compliance with terms of indebtedness and the adequacy of capital;

  •
  revenue, cash flow and cost estimates and assumptions;

  •
  project economics;

  •
  future metal prices and exchange rates;

  •
  mineral reserve and mineral resource estimates; and

  •
  potential changes in the ownership structures of the Company's projects.

        Forward-Looking Statements reflect the current expectations or beliefs of the Company based on information currently available to the Company. Forward-Looking Statements in respect of capital costs, operating costs, production rate, grade per tonne and smelter recovery are based upon the estimates in the technical reports referred to in this Prospectus and in the documents incorporated by reference herein and ongoing cost estimation work, and the Forward-Looking Statements in respect of metal prices and exchange rates are based upon the three year trailing average prices and the assumptions contained in such technical reports and ongoing estimates.

        Forward-Looking Statements are subject to a number of risks and uncertainties that may cause the actual events or results to differ materially from those discussed in the Forward-Looking Statements, and even if events or results discussed in the Forward-Looking Statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, the Company. Factors that could cause actual results or events to differ materially from current expectations include, among other things:

  •
  the inability of the Company to find an additional and suitable joint venture partner for Project 1, also known as the Maseve Mine ("Project 1") and Project 3 ("Project 3") platinum mines of what was formerly the Western Bushveld Joint Venture within such time frame as may be determined by the South African Department of Mineral Resources (the "DMR");

  •
  the failure of the Company or its joint venture partners to fund their pro-rata share of funding obligations for Project 1 or the Waterberg JV Project (defined below);

  •
  additional financing requirements;

  •
  the Company's history of losses;

  •
  the inability of the Company to generate sufficient cash flow to make payment on its indebtedness under the Project 1 Working Capital Facilities (as defined herein) and the restrictions imposed by such indebtedness;

  •
  the Company's negative cash flow;

  •
  the Company's ability to continue as a going concern;

  •
  other than Project 1, no known mineral reserves on the Company's properties;

  •
  there can be no assurance that underground development and production ramp-up at Project 1 will meet its production ramp-up timeline or that production at Project 1 will meet the Company's expectations;

  •
  delays in, or inability to achieve, planned commercial production;

  •
  discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs, between actual and estimated metallurgical recoveries and between estimated and actual production;

  •
  completion of a pre-feasibility study for the Waterberg JV Project is subject to economic analysis requirements;

  •
  fluctuations in the relative values of the U.S. dollar, the Rand and the Canadian dollar;

  •
  volatility in metals prices;

  •
  the Project 1 Working Capital Facilities are secured, which potentially could result in the loss of the Company's interest in Project 1, Project 3 and in the Waterberg Project (as defined herein) in the event of a default under the Project 1 Working Capital Facilities;

  •
  the Company's pledge of its shares of Platinum Group Metals (RSA) Proprietary Limited ("PTM RSA") to the Lenders (as defined herein) under the Project 1 Working Capital Facilities;

  •
  delays in the production ramp-up of Project 1, which could result in a default under the Project 1 Working Capital Facilities;

  •
  the ability of the Company to retain its key management employees and skilled and experienced personnel;

  •
  conflicts of interest;

  •
  any disputes or disagreements with the Company's joint venture partners;

  •
  actual or alleged breaches of governance processes or instances of fraud, bribery or corruption;

  •
  litigation or other legal or administrative proceedings brought against the Company;

  •
  exploration, development and mining risks and the inherently dangerous nature of the mining industry, including environmental hazards, industrial accidents, unusual or unexpected formations, safety stoppages (whether voluntary or regulatory), pressures, mine collapses, cave-ins or flooding and the risk of inadequate insurance or inability to obtain insurance to cover these risks and other risks and uncertainties;

  •
  property and mineral title risks including defective title to mineral claims or property;

  •
  changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, South Africa or other countries in which the Company does or may carry out business in the future;

  •
  equipment shortages and the ability of the Company to acquire the necessary access rights and infrastructure for its mineral properties;

  •
  environmental regulations and the ability to obtain and maintain necessary permits, including environmental authorizations and water use licences;

  •
  extreme competition in the mineral exploration industry;

  •
  delays in obtaining, or a failure to obtain, permits necessary for current or future operations or failures to comply with the terms of such permits;

  •
  the failure to maintain or increase equity participation by HDSAs (as defined herein) in the Company's prospecting and mining operations and to otherwise comply with the Mining Charter (as defined herein);

v

  •
  risks of doing business in South Africa, including but not limited to labour, economic and political instability and potential changes to and failures to comply with legislation; and

  •
  the other risks disclosed under the heading "Risk Factors" in this Prospectus.

        These factors should be considered carefully, and investors should not place undue reliance on the Company's Forward-Looking Statements. In addition, although the Company has attempted to identify important factors that could cause actual actions or results to differ materially from those described in Forward-Looking Statements, there may be other factors that cause actions or results not to be as anticipated, estimated or intended.

        The mineral resource and mineral reserve figures referred to in this Prospectus and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of platinum, palladium, rhodium and gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

        Any Forward-Looking Statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any Forward-Looking Statement, whether as a result of new information, future events or results or otherwise.

RESERVE AND RESOURCE DISCLOSURE

        Due to the uncertainty that may be attached to inferred mineral resource estimates, it cannot be assumed that all or any part of an inferred mineral resource estimate will be upgraded to an indicated or measured mineral resource estimate as a result of continued exploration. Confidence in an inferred mineral resource estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability sufficient for public disclosure, except in certain limited circumstances set out in National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). Inferred mineral resource estimates are excluded from estimates forming the basis of a feasibility study.

        Mineral resources that are not mineral reserves do not have demonstrated economic viability.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

        Estimates of mineralization and other technical information included or incorporated by reference herein have been prepared in accordance with NI 43-101. The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. As a result, the reserves reported by the Company in accordance with NI 43-101 may not qualify as "reserves" under SEC standards. In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. See "Reserve and Resource Disclosure". Additionally, disclosure of "contained ounces" in a resource is permitted disclosure under Canadian securities laws; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measurements. Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company's mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in all of the provinces of Canada (collectively, the "Commissions"). Copies of the documents incorporated herein by reference may be obtained on request without charge from Frank Hallam at Suite 788, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2B5, telephone (604) 899-5450 and are also available electronically at www.sedar.com and www.sec.gov.

        The following documents of the Company, filed by the Company with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the annual information form of the Company dated November 24, 2015 for the financial year ended August 31, 2015 (the "Annual Information Form" or "AIF");

  (b)
  the management information circular of the Company dated January 4, 2016 prepared for the purposes of the annual general meeting of the Company held on February 26, 2016;

  (c)
  the audited consolidated financial statements of the Company as at and for the financial years ended August 31, 2015 and 2014, together with the notes thereto and the auditor's reports thereon (the "Annual Financial Statements");

  (d)
  the management's discussion and analysis of the Company for the financial year ended August 31, 2015;

  (e)
  the unaudited interim condensed consolidated financial statements of the Company for the three months ended November 30, 2015, together with the notes thereto;

  (f)
  the management's discussion and analysis of the Company for the three months ended November 30, 2015;

  (g)
  the unaudited interim condensed consolidated financial statements of the Company for the for the three and six months ended February 29, 2016, together with the notes thereto;

  (h)
  the management's discussion and analysis of the Company for the six months ended February 29, 2016;

  (i)
  the NI 43-101 technical report entitled "Mineral Resource Update on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated April 29, 2016 (the "April 2016 Waterberg Report");

  (j)
  the NI 43-101 technical report entitled "An Independent Technical Report on the Maseve Project (WBJV Project areas 1 and 1A) located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 28, 2015 (the "Project 1 Report");

  (k)
  the material change report of the Company filed November 3, 2015 announcing that it had entered into a second lien credit agreement with Liberty Metals & Mining Holdings, LLC ("Liberty Holdings"), a subsidiary of Liberty Mutual Insurance for a US$40 million secured loan facility (as subsequently amended on May 3, 2016, the "Liberty Facility");

  (l)
  the material change report of the Company filed November 23, 2015 announcing that the Company had simultaneously drawn down, in full, US$40 million from the Liberty Facility and US$40 million from the secured loan facility with Sprott Resource Lending Partnership, among other lenders (the "Sprott Lenders"), as amended on November 19, 2015 and on May 3, 2016 (the "Sprott Facility", and together with the Liberty Facility, the "Project 1 Working Capital Facilities" and the Sprott Lenders, together with Liberty Holdings, the "Lenders");

  (m)
  the material change report of the Company filed January 12, 2016 announcing that the budget funded by Japan Oil, Gas and Metals National Corporation ("JOGMEC"), the Company's joint venture partner, for the Waterberg Project had been expanded from US$8.0 million to US$8.5 million for the annual period ending March 31, 2016;

  (n)
  the material change report of the Company filed January 26, 2016 announcing the consolidation of the Common Shares on the basis of one new Common Share for ten old Common Shares effective January 26, 2016 (the "Share Consolidation");

  (o)
  the material change report of the Company filed February 9, 2016 announcing the successful completion of hot commissioning at Project 1;

  (p)
  the material change report of the Company filed March 17, 2016 announcing that over 90% of recent infill drilling on the Waterberg Project had successfully intersected the "T" and "F" targeted layers;

  (q)
  the material change report of the Company filed April 19, 2016 announcing an increase in the resource estimate for platinum, palladium, rhodium and gold at the Waterberg JV Project; and

  (r)
  the material change report of the Company filed May 5, 2016 announcing the modification agreements, each dated May 3, 2016, to the Project 1 Working Capital Facilities (together, the "Credit Facility Amendments").

        In addition to any document required to be incorporated by reference in this Prospectus under applicable securities laws, any document of the type referred to above (excluding confidential material change reports) or referenced to in Item 11.1 of Form 44-101F1 — Short Form Prospectus of the Canadian Securities Administrators, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus. In addition, any document filed by the Company with, or furnished by the Company to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent expressly provided in such report).

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein is not incorporated by reference to the extent that any such statement is modified or superseded by a statement herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this Prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this Prospectus.

        Without limiting the foregoing, on April 29, 2016, the Company filed the April 2016 Waterberg Report with an effective date of April 18, 2016. The April 2016 Waterberg Report supersedes and replaces the technical report titled "An Independent Technical Report on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" and dated September 4, 2015 on the Waterberg Project and any earlier reports or estimates of resources for the Waterberg Project.

 ADDITIONAL INFORMATION

        A registration statement on Form F-10 has been filed by the Company with the SEC in respect of the Offering. The registration statement, of which this Prospectus constitutes a part, contains additional information not included in this Prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the registration statement is available on the SEC's website under the Company's profile at www.sec.gov. You should refer to the registration statement and the exhibits for further information.

        In addition to the Company's continuous disclosure obligations under the securities laws of the provinces of Canada, the Company is subject to the information requirements of the U.S. Exchange Act and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with the SEC may be read at the SEC's public reference room at Room 1580, 100 F Street N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room.

        The SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") Internet site also contains reports and other information about the Company and any public documents that the Company files electronically with the SEC. The EDGAR site can be accessed at www.sec.gov.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (a) the documents referred to under the heading "Documents Incorporated by Reference"; (b) consent of: PricewaterhouseCoopers LLP; Charles Muller; Gert Roets; Gordon Cunningham; and R. Michael Jones; (c) the Underwriting Agreement; and (d) powers of attorney from certain of the Company's directors and officers (included on the signature pages of the registration statement).

ENFORCEABILITY OF CIVIL LIABILITIES

        The Company is a corporation governed by the Business Corporations Act (British Columbia). Most of the Company's officers and directors, and some or all of the Underwriters and experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a significant portion of the Company's assets, are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon the Company or such directors, officers, Underwriters and experts who are not residents of the United States or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the United States. The Company has filed with the SEC an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed DL Services Inc., located at Columbia Center, 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7043, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of, related to or concerning the Offering.

 CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus are references to Canadian dollars. All references to "CAN$" are to Canadian dollars, references to "US$" are to United States dollars and references to "R" or "Rand" are to South African Rand.

        Annual Financial Statements are presented in Canadian dollars. Effective September 1, 2015, the Company changed its presentation currency from the Canadian dollar to the United States dollar. Accordingly, the Company's unaudited interim condensed consolidated financial statements for the three month period ended November 30, 2015 and the Company's unaudited interim condensed consolidated financial statements for the three and six month periods ended February 29, 2016 (collectively, the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"), each incorporated by reference in this Prospectus, are presented in United States dollars. The change in presentation currency is to better reflect the Company's business activities and to improve investors' ability to compare the Company's financial results with other publicly traded businesses in the mining industry. The United States dollar is also the currency used for quoting prices in the Company's products. There has been no change to the Company's functional currency, being the Canadian dollar, or its subsidiaries' functional currencies, being the South African Rand.

        For further information regarding the Company's change in its presentation currency to the United States dollar, including the translation of certain information from Canadian dollars to United States dollars, see the Interim Financial Statements and the management's discussion and analysis of the Company related thereto, incorporated by reference in this Prospectus.

        The following table sets forth the rate of exchange for the United States dollar expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case based on the noon rate of exchange as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars.

	Twelve Months Ended August 31,
	2015		2014
Average rate for period	CAN$	1.2102	CAN$	1.0792
Rate at end of period	CAN$	1.3223	CAN$	1.0858
High for period	CAN$	1.3303	CAN$	1.1251
Low for period	CAN$	1.0863	CAN$	1.0237

	Six Months Ended
	February 29, 2016		February 28, 2015
Average rate for period	CAN$	1.3552	CAN$	1.1603
Rate at end of period	CAN$	1.3523	CAN$	1.2508
High for period	CAN$	1.4589	CAN$	1.2717
Low for period	CAN$	1.2904	CAN$	1.0863

        The noon rate of exchange on May 4, 2016 as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals CAN$1.2884.

        The following table sets forth the rate of exchange for the South African Rand expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the

x

periods indicated in each case based on the noon rate of exchange as reported by the Bank of Canada for conversion of Rand into Canadian dollars.

	Twelve Months Ended August 31,
	2015		2014
Average rate for period	CAN$	0.1026	CAN$	0.1026
Rate at end of period	CAN$	0.09979	CAN$	0.1019
High for period	CAN$	0.1102	CAN$	0.1067
Low for period	CAN$	0.09858	CAN$	0.0984

	Six Months Ended
	February 29, 2016		February 28, 2015
Average rate for period	CAN$	0.09239	CAN$	0.1027
Rate at end of period	CAN$	0.08579	CAN$	0.1070
High for period	CAN$	0.09927	CAN$	0.1102
Low for period	CAN$	0.08381	CAN$	0.09858

        The noon rate of exchange on May 4, 2016 as reported by the Bank of Canada for the conversion of Rand into Canadian dollars was one Rand equals CAN$1.2884.

NOTICE REGARDING NON-IFRS MEASURES

        This Prospectus and the documents incorporated by reference herein include certain terms or performance measures that are not defined under IFRS, such as cash costs, all-in sustaining costs and total costs per payable ounce, realized price per ounce, adjusted net income (loss) before tax, adjusted net income (loss) and adjusted basic earnings (loss) per share. The Company believes that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate the Company's performance. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. These non-IFRS measures should be read in conjunction with the Annual Financial Statements.

 BUSINESS OF THE COMPANY

        The Company is a platinum-focused exploration and development company conducting work primarily on mineral properties it has staked or acquired by way of option agreements or applications in the Republic of South Africa.

        The Company's material subsidiaries are one wholly-owned company, one majority-owned company and a 49.9% holding in a third company, all of which are incorporated under the company laws of the Republic of South Africa.

        The Company conducts its South African exploration and development work through its wholly-owned direct subsidiary, PTM RSA. PTM RSA holds the Company's interests in Project 1 and Project 3 of what was formerly the Western Bushveld Joint Venture through its 82.9% holdings in Maseve Investments 11 Proprietary Limited ("Maseve"). Wesizwe Platinum Ltd. ("Wesizwe"), through its subsidiary Africa Wide Mineral Prospecting and Exploration Proprietary Limited ("Africa Wide") has a 17.1% ownership interest in Maseve. See "Mineral Property Interests — Projects 1 and 3 of the Western Bushveld Complex" in the AIF.

        On August 20, 2014, an arbitrator ruled that Africa Wide's shareholding in Maseve would be reduced to 21.2766% as a result of its failure to fund its US$21.8 million share of an initial project budget and cash call for Project 1 that had been unanimously approved by the Maseve board of directors. On March 3, 2014, Africa Wide informed the Company that it would not be funding its US$21.52 million share of a second cash call. As a result, Africa Wide's ownership of Maseve has been further diluted to approximately 17.1% based on the dilution formula in the Maseve Shareholders Agreement (defined below), as confirmed by the arbitration. Correspondingly, the Company's ownership in Maseve has increased to approximately 82.9%. See "Africa Wide Dilution" in the AIF and the risk factor captioned "The dilution of Africa Wide may have a material adverse effect on the Company's business and results of operations".

        The Company also owns 49.9% of Mnombo Wethu Consultants Proprietary Limited ("Mnombo"), a black economic empowerment ("BEE") company, which holds a 26% participating interest in both the Waterberg joint venture project (the "Waterberg JV Project") and the Waterberg extension project (the "Waterberg Extension Project" and together with the Waterberg JV Project, the "Waterberg Project").

Project 1 and Project 3

        Project 1 and Project 3 are located on the Western Limb of the Bushveld Complex, 110 km west northwest of Pretoria and 120 km from Johannesburg. The approximately 47 km2 of mining rights comprising Project 1 and Project 3 are owned by Maseve, the project operating company in which the Company has an 82.9% interest and Wesizwe, through its subsidiary, Africa Wide, which has a 17.1% ownership interest. Maseve is governed by a shareholders' agreement among PTM RSA, Africa Wide and Maseve (the "Maseve Shareholders Agreement"). See "Africa Wide Dilution" in the AIF. In April 2012, Maseve was granted a mining right over Project 1 and Project 3 (the "Mining Right") by the DMR.

        Delays in underground development, stoping rates and planned tonnages have resulted in delays in achieving full commercial production at Project 1. Based on these delays, the Company was at risk of triggering an event of default under the Project 1 Working Capital Facilities, as it had to satisfy the production target requirements under the Project 1 Working Capital Facilities.

        The current Project 1 mine plan calls for an aggregate of approximately 110,000 ounces platinum, palladium, rhodium and gold ("4E") (100% project basis) in concentrate to be produced from first production at the mine in early 2016 through the end of April 2017. Prior production guidance should not be relied upon.

Project 1 Working Capital Facilities

        The Company announced that it had drawn down under the Project 1 Working Capital Facilities in November 2015. The Company pays interest under the Liberty Facility at 9.5% over LIBOR and interest under the Sprott Facility at 8.5% over LIBOR. Payment and performance of the Company's obligations under the Project 1 Working Capital Facilities are guaranteed by PTM RSA and secured by a first and second priority security interest in favor of the Lenders in all of the Company's personal property, including a pledge over all of the issued shares in the capital of PTM RSA. The Project 1 Working Capital Facilities contain covenants that include certain limits on, among other things, the ability of the Company and PTM RSA to create indebtedness, create liens, enter into related party transactions, dispose of assets, amend or alter their corporate status or amalgamate, make acquisitions, amend or terminate material contracts, declare or provide dividends or distributions, make investments, materially change their businesses, or enter into agreements restricting the ability of their subsidiaries to pay dividends, make any other distributions, deliver minerals or perform other obligations under their material agreements. Further, pursuant to the Liberty Facility, the Company is obligated to notify Liberty Holdings if the Company or PTM RSA, or any of their subsidiaries (including without limitation Maseve and Mnombo) wishes to undertake any financings (other than a financing that is entirely an equity financing) and must provide Liberty Holdings with a summary of the terms of such financing. Subject to the terms and conditions in the Liberty Facility, Liberty Holdings shall have a right of first offer to provide such financing to the applicable entity on the terms contained in the notice provided. Also, pursuant to that certain intercreditor agreement entered into among the Lenders, the Company and PTM RSA in connection with the Project 1 Working Capital Facilities (the "Intercreditor Agreement"), and under certain circumstances described therein, Liberty Holdings has a right to purchase all of the outstanding obligations under the Sprott Facility, in which case the Sprott Facility will be assigned to Liberty Holdings, as Lender.

        Under the Credit Facility Amendments, the Company and the Lenders have agreed to amend certain events of default relating to production targets at Project 1. The Company and the Lenders also agreed that the Company must pay, in partial prepayment of the Project 1 Working Capital Facilities, 50% of the net proceeds of any equity or debt financings (excluding intercompany financings) of the Company having a value exceeding $1 million in the aggregate that close after June 30, 2016, subject to the terms of the Intercreditor Agreement (instead of after May 31, 2016 as was stipulated in the Project 1 Working Capital Facilities prior to giving effect to the Credit Facility Amendments). As consideration for the accommodations provided by the Lenders in the Credit Facility Amendments, the Company will, prior to May 17, 2016: (i) issue to the Lenders an aggregate of 263,308 Common Shares, representing 1% of the original principal amount payable under the Project 1 Working Capital Facilities; or (ii) if the requisite regulatory approvals for these Common Share issuances are not obtained, make a cash payment to the Lenders in lieu thereof.

        Events of default under the Project 1 Working Capital Facilities include:

  •
  the failure to pay principal when due and payable or interest, fees or other amounts payable;

  •
  the breach by the Company of any financial covenant;

  •
  a default under any other indebtedness of the Company;

  •
  a change in control of the Company;

  •
  failure to maintain planned production targets, as revised by the Credit Facility Amendments;

  •
  the occurrence of any event that could have a material adverse effect; and

  •
  various events relating to the bankruptcy or insolvency or winding-up, liquidation or dissolution or cessation of business of the Company.

Waterberg Project

        PTM RSA is the operator of the Waterberg Project with JOGMEC and Mnombo. The Waterberg Project is comprised of the Waterberg JV Project, a contiguous granted prospecting right area of approximately 255 km2, and the Waterberg Extension Project, an 864 km2 area of granted and applied-for prospecting rights located adjacent and to the north of the Waterberg JV Project, located on the Northern Limb of the Bushveld Complex, approximately 85 km north of the town of Mokopane (formerly Potgietersrus).

        On September 28, 2009, PTM RSA, Mnombo and JOGMEC entered into an agreement, as later amended on May 20, 2013 (the "JOGMEC Agreement") whereby JOGMEC could earn up to a 37% participating interest in the Waterberg JV Project for an optional work commitment of US$3.2 million over four years. At the same time, Mnombo could earn a 26% participating interest in exchange for matching JOGMEC's expenditures on a 26/74 basis (US$1.12 million). In April 2012, JOGMEC completed its US$3.2 million earn-in requirement to earn a 37% interest in the Waterberg JV Project. Following JOGMEC's earn-in, PTM RSA funded Mnombo's 26% share of costs for US$1.12 million until the earn-in phase of the joint venture ended in May 2012. PTM RSA holds the prospecting rights filed with the DMR for the Waterberg JV Project, and Mnombo is identified as the Company's BEE partner.

        On January 20, 2015, PTM RSA and Mnombo entered into a written joint venture agreement effective February 1, 2012 relating to the Waterberg Extension Project, in which PTM RSA has a 74% interest and Mnombo has a 26% interest (the "Waterberg Extension JV Agreement"). PTM RSA holds the prospecting rights filed with the DMR for the Waterberg Extension Project, and Mnombo is identified as the Company's BEE partner.

        On May 26, 2015, the Company announced a second amendment (the "JOGMEC 2nd Amendment") to the JOGMEC Agreement. Pursuant to the terms of the JOGMEC 2nd Amendment, the Waterberg JV Project and the Waterberg Extension Project are to be consolidated and contributed into a newly created operating company named Waterberg JV Resources Proprietary Limited ("Waterberg JV Co."). The Company is to hold 45.65% of Waterberg JV Co. while JOGMEC is to own 28.35% and Mnombo will hold 26%. Through its 49.9% share of Mnombo, the Company will hold an effective 58.62% of Waterberg JV Co., post-closing. Once Waterberg JV Co. is fully organized and the transactions contemplated in the JOGMEC 2nd Amendment are completed, the Waterberg Extension JV Agreement will be dissolved. Based on the June 2014 Waterberg Project resource estimate, the number of ounces owned by each entity did not change with the revised ownership percentages. Under the JOGMEC 2nd Amendment, JOGMEC has committed to fund $20 million in expenditures over a three-year period ending March 31, 2018, of which $8 million has been funded by JOGMEC to March 31, 2016 and the first $6 million to be spent in each of the following two 12-month periods will also be funded by JOGMEC. Waterberg Project expenditures in excess of $6 million in either of the following 12-month periods are to be funded by PTM RSA, Mnombo and JOGMEC pro-rata to their interests in Waterberg JV Co. The Company remains the Waterberg Project operator under the JOGMEC 2nd Amendment. Under the terms of the JOGMEC 2nd Amendment, closing of this transaction will take place on a date to be agreed between the parties, as soon as reasonably possible after the grant of approval by the DMR under Section 11 of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (the "MPRDA") to transfer title of the prospecting rights. As a matter of law, the closing will also be dependent upon the approval of the competition authorities under the South African Competition Act, 89 of 1998. If closing of this transaction does not occur, the JOGMEC 2nd Agreement will terminate and the parties will default to the JOGMEC Agreement arrangement, with such portion of the $20 million in expenditures funding already paid by JOGMEC being deemed to be an advance by JOGMEC towards its future spending commitments on the Waterberg JV Project. The Company and Mnombo will be required to make corresponding cash payments in respect of the Waterberg JV Project to pro rata match the advance payments made by JOGMEC, within 120 days of the termination of the JOGMEC 2nd Amendment, failing which they shall suffer equity dilutions under the JOGMEC Agreement as if such equivalent pro rata amounts were approved program funding in which they elected not to participate.

        The Company carried Mnombo's 26% share of expenses in the Waterberg Project until March 31, 2015, after which time JOGMEC has been funding expenses to date under the terms of the JOGMEC 2nd Amendment.

April 2016 Waterberg Report

        The following is the extracted summary section from the April 2016 Waterberg Report prepared for the Company by Mr. Charles Muller of CJM Consulting (South Africa) Proprietary Limited ("CJM"). The April 2016 Waterberg Report is incorporated by reference herein and, for full technical details, reference should be made to the complete text of the April 2016 Waterberg Report.

        The following summary does not purport to be a complete summary of the Waterberg Project and is subject to all the assumptions, qualifications and procedures set out in the April 2016 Waterberg Report and is qualified in its entirety with reference to the full text of the April 2016 Waterberg Report. Readers should read this summary in conjunction with the April 2016 Waterberg Report. Readers are directed to review the full text of the report, available for review under the Company's profile on SEDAR at www.sedar.com and on the SEC's EDGAR website at www.sec.gov, for additional information.

  1.1    Introduction

  CJM was requested by PTM RSA, on behalf of the Company, the issuer, to complete the April 2016 Waterberg Report for the Waterberg Project. The Waterberg Project covers a buried portion of the Northern Limb of the Bushveld Complex where a deposit containing platinum group metals ("PGMs"), gold and base metals ("Cu", "Ni") has been discovered through drilling. The objective of the April 2016 Waterberg Report is to provide an update to the mineral resources on the Waterberg Project, to comply with disclosure and reporting requirements set forth in the Toronto Stock Exchange Manual, National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101), Companion Policy 43-101CP to NI 43-101, and Form 43-101F1 of NI 43-101.

  The April 2016 Waterberg Report reviews the geology, the exploration activities and states the most recent mineral resource estimation on the Waterberg Project (Effective Date: 18 April-2016). The report provides an update of the exploration activities completed subsequent to the last filed technical report on the resource estimate dated 20 July-2015 up to the effective date of 04 September-2016 to correspond to the public disclosure up to that date.

  1.2    Waterberg Project Area and Location

  The Waterberg Project is some 85 km north of the town of Mokopane (formerly Potgietersrus), within Limpopo Province, South Africa and covers an area along the strike length of the previously unknown northward extension of the Bushveld Complex. The Waterberg Project can be accessed via dirt roads exiting off sealed highway N11.

  The Waterberg Project is comprised of several prospecting rights covering an area of 111,882 ha. The Waterberg Project is owned by a consortium consisting of the Company, Mnombo, and JOGMEC. Conversion of the prospecting right into a mining right within the renewal period of three years is allowed. The area of the prospecting rights extends some 42 km from north to south and 42 km from east to west.

  The Waterberg Project area is an extension of the trend at the northern tip of the Bushveld Complex and is the result of some detailed geophysical, geochemical and geological work that indicated potential for a package of Bushveld Complex rocks under the Waterberg group sedimentary cover rocks (the "Waterberg Group").

  1.3    Geological Setting, Deposit Type and Mineralization

  The Bushveld and Molopo Complexes in the Kaapvaal Craton are two of the most well-known mafic/ultramafic layered intrusions in the world. The Bushveld Complex was intruded about 2,060 million years ago into rocks of the Transvaal Supergroup, largely along an unconformity between the Magaliesberg quartzite of the Pretoria Group and the overlying Rooiberg felsites. It is estimated to exceed 66,000 km2 in extent, of which about 55% is covered by younger formations. The Bushveld Complex hosts several layers rich in PGMs, chromium and vanadium, and constitutes the world's largest known resource of these metals.

  The Waterberg Project is situated off the northern end of the previously known Northern Limb, where the mafic rocks have a different sequence to those of the Eastern and Western Limbs.

  PGM mineralisation within the Bushveld package underlying the Waterberg Project is hosted in two main layers: the T Zone and the F Zone.

  The T Zone occurs within the Main Zone just beneath the contact of the overlaying Upper Zone. Although the T Zone consists of numerous mineralised layers, three potential economical layers were identified, T1, T2HW and T2 — Layers. They are composed mainly of anorthosite, pegmatoidal gabbros, pyroxenite, troctolite, harzburgite, gabbronorite and norite.

  The F Zone is hosted in a cyclic unit of olivine rich lithologies towards the base of the Main Zone towards the bottom of the Bushveld Complex. This zone consists of alternating units of harzburgite, troctolite and pyroxenites. The F Zone was divided into the FH and FP layers. The FH layer has significantly higher volumes of olivine in contrast with the lower lying FP layer, which is predominately pyroxenite. The FH layer is further subdivided into six cyclic units chemically identified by their geochemical signature, especially chrome. The base of these units can also be lithologically identified by a pyroxenite layer.

  1.4    Local Geology

  The Waterberg Project is located along the strike extension of the Northern Limb of the Bushveld Complex. The geology consists predominantly of the Bushveld Main Zone gabbros, gabbronorites, norites, pyroxenites and anorthositic rock types with more mafic rock material such as harzburgite and troctolites that partially grade into dunites towards the base of the package. In the southern part of the project area, Bushveld Upper Zone lithologies such as magnetite gabbros and gabbronorites do occur as intersected in drillhole WB001 and WB002. The Lower Magnetite Layer of the Upper Zone was intersected on the south of the project property (Disseldorp) where drillhole WB001 was drilled and intersected a 2.5 m thick magnetite band.

  On the property, the Bushveld package strikes south-west to north east with a general dip of 34o – 38o towards the west is observed from drillhole core for the layered units intersected on Waterberg property within the Bushveld Package (Figure 1). However, some structural blocks may be tilted at different angles depending on structural and /or tectonic controls.

  The Bushveld Upper Zone is overlain by a 120 m to 760 m thick Waterberg Group which is a sedimentary package predominantly made up of sandstones, and within the project area the two sedimentary formations known as the Setlaole and Makgabeng Formations constitute the Waterberg Group. The Waterberg package is flat lying with dip angles ranging from to 2o to 5o. Figure 1 gives an overview of interpreted geology for the Waterberg Project.

  [The remainder of this page is intentionally left blank]

 Figure 1:
Drillhole location and Interpreted Geology of the Waterberg Project

-50000
0
Legend
Major Structures
Structures
Local Dykes
Waterberg_outcrop
Archean Granite Complex
Basement
Basement Complex
Diabase
Granite dykes and bodies
Platreef
Bumbeni Cplx
Clarens Fm, Karoo Spgrp
Drakensberg Grp, Karoo Spgrp
Enon Fm, Uitenhage Grp
Jozini Fm, Lebombo Grp
Karoo Dolerite Sui
Karoo Spgrp
Komatipoort Sui
Letaba Fm, Lebombo Grp
Movene Fm, Lebombo Grp
Mpilo Fm, Bumbeni Cplx
Suurberg Grp
Tshokwane Granophyre
-2570000
-2600000
-50000
0
0 2.5 5 10 15 20 25 Kilometers
Projection: Transverse Mercator
N

  1.5    Exploration Status

  The Waterberg Project is an advanced project that has undergone preliminary economic evaluations which have warranted further work. Drilling to date has given the confidence to classify mineral resources as Inferred and Indicated.

  1.6    Sample Preparation

  The sampling methodology concurs with the Company's protocol based on industry best practice. The quality of the sampling is monitored and supervised by a qualified geologist. The sampling is done in a manner that includes the entire potentially economic unit, with sufficient shoulder sampling to ensure the entire economic zones are assayed.

  1.7    Analysis

  For the present database, field samples have been analysed by two different laboratories: the primary laboratory is currently Set Point laboratories (South Africa). Genalysis (Australia) is used for referee test work to confirm the accuracy of the primary laboratory.

  Samples are received, sorted, verified and checked for moisture and dried if necessary. Each sample is weighed and the results are recorded. Rocks, rock chips or lumps are crushed using a jaw crusher to less than 10 mm. The samples are then milled for 5 minutes to achieve a fineness of 90% less than 106 μm, which is the minimum requirement to ensure the best accuracy and precision during analysis.

  Samples are analysed for Pt (ppm), Pd (ppm) Rh (ppm) and Au (ppm) by standard 25 g lead fire-assay using a silver collector. Rh (ppm) is assayed using the same method but with a palladium collector and only for selected samples. After pre-concentration by fire assay the resulting solutions are analysed using ICP-OES (Inductively Coupled Plasma — Optical Emission Spectrometry).

  The base metals (copper, nickel, cobalt and chromium) are analysed using ICP-OES (Inductively Coupled Plasma — Optical Emission Spectrometry) after a multi-acid digestion. This technique results in "almost" total digestion.

  The drilling, sampling and analytical aspects of the project are considered to have been undertaken to industry standards. The data is considered to be reliable and suitable for mineral resource estimation.

  1.8    Drilling

  The data from which the structure of the mineralised horizons was modelled and grade values estimated were derived from a total of 293,538 meters of diamond drilling. This report updates the mineral resource estimate using this dataset. The drillhole dataset consists of 294 drillholes and 459 deflections, at the date of data cut-off (April 1, 2016)

  The management of the drilling programmes, logging and sampling have been undertaken from two facilities: one at the town of Marken in Limpopo Province, South Africa and the other on the farm Goedetrouw 366LR within the prospecting right area.

  Drilled core is cleaned, de-greased and packed into metal core boxes by the drilling company. The core is collected from the drilling site on a daily basis by PTM personnel and transported to the coreyard. Before the core is taken off the drilling site, core recovery and the depths are checked. Core logging is done by hand on a pro-forma sheet by qualified geologists under supervision of the Waterberg Project geologist.

  1.9    Quality Control and Quality Assurance

  The Company has instituted a complete QA/QC programme including the insertion of blanks and certified reference materials as well as referee analyses. The programme is being followed and is considered to be to industry standard. The data is as a result, considered reliable in the opinion of the Qualified Person.

  1.10    Mineral Resources

  This report documents the mineral resource estimate — Effective Date: April 18, 2016. The mineral resources are reported in the table below. Infill drilling over portions of the Waterberg Project area and new estimation methodology has made it possible to estimate a new mineral resource estimate and upgrade portions of the mineral resource to the Indicated category. The Mineral Resource Statement is summarised in Table 1.

  [The remainder of this page is intentionally left blank]

 Table 1
F Zone
Mineral Resource Details

Cut-off	Tonnage	Grade					Metal
3PGE+Au		Pt	Pd	Au	Rh	3PGE+Au	3PGE+Au
g/t	Mt	g/t	g/t	g/t	g/t	g/t	Kg	Moz
Indicated
2	281.184	0.9	1.9	0.2	0	3.03	851 988	27.39
2.5	179.325	1.1	2.2	0.2	0	3.49	625 844	20.12
3	110.863	1.2	2.5	0.2	0	3.95	437 909	14.08
Inferred
2	177.961	0.8	1.8	0.1	0	2.76	491 183	15.79
2.5	84.722	1	2.1	0.2	0	3.35	283 819	9.125
3	43.153	1.2	2.5	0.2	0	3.96	170 886	5.494

T Zone

Cut-off	Tonnage	Grade					Metal
2PGE+Au		Pt	Pd	Au	Rh	2PGE+Au	2PGE+Au
g/t	Mt	g/t	g/t	g/t	g/t	g/t	Kg	Moz
Indicated
2	36.308	1.1	1.8	0.7	—	3.61	131 162	4.217
2.5	30.234	1.2	1.9	0.8	—	3.88	117 363	3.773
3	22.33	1.3	2.1	0.9	—	4.28	95 640	3.075
Inferred
2	23.314	1.1	1.8	0.7	—	3.66	85 240	2.741
2.5	21.196	1.1	1.9	0.8	—	3.79	80 394	2.585
3	14.497	1.3	2.1	0.9	—	4.28	62082	1.996

Waterberg Total

Cut-off	Tonnage	Grade					Metal
3PGE+Au		Pt	Pd	Au	Rh	3PGE+Au	3PGE+Au
g/t	Mt	g/t	g/t	g/t	g/t	g/t	Kg	Moz
Indicated
2	317.492	0.9	1.9	0.2	0	3.1	983 150	31.61
2.5	209.559	1.1	2.2	0.3	0	3.55	743 207	23.89
3	133.193	1.2	2.5	0.3	0	4.01	533 549	17.15
Inferred
2	201.275	0.9	1.8	0.2	0	2.86	576 423	18.53
2.5	105.918	1	2.1	0.3	0	3.44	364 213	11.71
3	57.65	1.2	2.4	0.4	0	4.04	232 968	7.49

  Notes to Table 1:

  1.
  Mineral resources are classified in accordance with the SAMREC standards. There are certain differences with the "CIM Standards on Mineral Resources and Reserves"; however, in this case the Company and the QP believe the differences are not material and the standards may be considered the same. Mineral resources do not have demonstrated economic viability and inferred resources have a high degree of uncertainty. Mineral resources might never be upgraded or converted to reserves.

  2.
  Mineral resources are provided on a 100% project basis. Inferred and indicated categories are separate. The estimates have an effective date of April 18th 2016. Tables may not add perfectly due to rounding.

  3.
  A cut-off grade of 2.5 g/t 3E (platinum, palladium and gold) for the T zone and 2.5 g/t 4E for the F zone is applied to the selected base case mineral resources. Prior to July 20, 2015, a 2 g/t cut-off was applied to resource estimates. For comparison with earlier resources a 2 g/t cut-off on the updated resource model is presented above. Cut-off grades of 3.0 g/t 4E are also presented as certain mining plans in early years may apply higher cut-offs for the Pre-Feasibility Study.

  4.
  Cut off for the T and the F zones considered costs, smelter discounts, concentrator recoveries from the previous and ongoing engineering work completed on the property by the Company and its independent engineers. Spot and three-year trailing average prices and exchange rates are considered for the cut-off considerations. Metallurgical work indicates that an economically attractive concentrate can be produced from standard flotation methods.

  5.
  Mineral resources were completed by Charles Muller of CJM and are reported in an NI 43-101 technical report for the mineral resources reported herein, effective April 18, 2016.

  6.
  Mineral resources were estimated using Kriging methods for geological domains created in Datamine Studio3 from 262 mother holes and 322 deflections in mineralization. A process of geological modelling and creation of grade shells using indicating kriging was completed in the estimation process.

  7.
  The estimation of mineral resources have taken into account environmental, permitting, legal, title, taxation, socio-economic, marketing and political factors. The mineral resources may be materially affected by metals prices, exchange rates, labour costs, electricity supply issues or many other factors detailed in the Company's Annual Information Form.

  8.
  The following United States dollar prices based on an approximate recent 3-year trailing average in accordance with the U.S. Securities and Exchange Commission ("SEC") guidance were used for the assessment of Resources; Pt 1,243/oz, Pd 720/oz, Au 1,238/oz, Rh 1,015/oz — see "Cautionary Note to United States Investors".

  9.
  Estimated grades and quantities for by-products will be included in recoverable metals and estimates in the on-going pre-feasibility work. Copper and Nickel are the main value by-products recoverable by flotation and for indicated resources are estimated at 0.18% copper and 0.10% nickel in the T zone 0.07% copper and 0.16% nickel in the F zone.

  Previous Waterberg Project Resource dated July 20, 2015:

  Indicated: 121 million tonnes grading 3.24 g/t 3E (0.97 g/t Pt, 2.11 g/t Pd, 0.16 g/t Au, 2.5 g/t cut-off)

  Inferred: 246 million tonnes grading 3.25 g/t 3E, (0.94 g/t Pt, 2.09 g/t Pd, 0.16 g/t Au, 2.5 g/t cutoff)

  The data that formed the basis of the estimate are the drillholes drilled by PTM which consist of geological logs, the drillhole collars, the downhole surveys and the assay data, all of which were validated by the QP. The area where each layer was present was delineated after examination of the intersections in the various drillholes.

  There is no guarantee that all or any part of the Mineral Resource will be converted to a Mineral Reserve.

  1.11    Interpretation and Conclusions

  Exploration drilling by PTM has intersected layered magmatic PGM mineralisation in what is interpreted to be the northern extension of the Northern Limb of the Bushveld Complex under the Waterberg Group rocks. This has confirmed the existence of mineralised zones with potentially economic concentrations of PGM's. Improved understanding of the geology allowed improved Resource estimations which provided increases in the Resources reported.

  The Estimation was undertaken using best practises in terms of geostatistics.

  The objectives in terms of adherence to the Scope of this Study were met in that an updated resource model was produced.

  The delineation of the F Zone and T Zone units has been advanced due to better understanding of the geology. As with the previous resource estimate, this mineral resource estimate used mineralised layers identified within this Waterberg Project area. The database used for this estimate consisted of 262 drillholes and 322 deflections. The mineralisation is considered open down-dip and along strike. The Waterberg Project represents one of the largest discoveries of PGE mineralization in recent history. Metallurgical work completed at Mintek along with previously published PEA adds to the confidence in this discovery.

Other Projects

        The Company also holds interests in various other early stage exploration projects located in Canada and in South Africa. The Company continues to evaluate exploration opportunities both on currently owned properties and on new prospects.

        Further details concerning the Company, including information with respect to the Company's assets, operations and history, are provided in the AIF and other documents incorporated by reference into this Prospectus. Readers are encouraged to thoroughly review these documents as they contain important information about the Company.

 RISK FACTORS

        An investment in the Offered Shares involves a high degree of risk and must be considered a highly speculative investment due to the nature of the Company's business and the present stage of exploration and development of its mineral properties. Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity or quality to return a profit from production.

        Prospective purchasers of the Offered Shares should carefully consider the risk factors set out below, as well as the information included or incorporated by reference in this Prospectus, before making an investment decision to purchase the Offered Shares. Specific reference is made to the section entitled "Risk Factors" in the AIF. See "Documents Incorporated by Reference". Without limiting the foregoing, the following risk factors should be given special consideration when evaluating an investment in the Offered Shares. Additional risks not currently known to the Company, or that the Company currently deems immaterial, may also have a material adverse effect on the Company.

Risks Relating to the Company

The dilution of Africa Wide may have a material adverse effect on the Company's business and results of operations.

        Under the terms of the Maseve Shareholders Agreement, the board of directors of Maseve may make cash calls on PTM RSA and Africa Wide. Africa Wide declined to fund its share of cash calls in October 2013 and in March 2014. As a result of the first missed cash call, the Company entered into arbitration proceedings against Africa Wide to determine the extent of the dilution of Africa Wide's interest in Maseve, in accordance with the terms of the Maseve Shareholders Agreement. On August 20, 2014, an arbitrator determined that Africa Wide's shareholding in Maseve would be reduced to 21.2766%. Based on the arbitration award, Africa Wide has been further diluted to approximately 17.1% as a result of Africa Wide's failure to fund the second cash call and therefore the Company's shareholding in Maseve has increased to approximately 82.9%. In addition, as a result of the transactions explained under the risk factor captioned "The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights", there is no guarantee the DMR would recognize Africa Wide as a qualified BEE entity. To comply with the Amended Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry (the "Mining Charter"), Maseve was required to have 26% ownership by a qualified BEE entity by December 31, 2014 in order to maintain the Mining Right in good standing.

        In addition to unaffiliated BEE qualified companies, the Company is presently considering Mnombo as the BEE company for such a transaction if and when instructed by the DMR. Should Mnombo acquire an interest in Maseve, as with funding to date for the Waterberg Project, the Company would expect to cover Mnombo's share of any cash calls. If Mnombo was not deemed to be a suitable BEE company or if the Company was unsuccessful in reaching an agreement on the terms of Mnombo's investment in Maseve, the Company would be required to reach an agreement with another qualified BEE entity and, failing that, the Company may face possible suspension or cancellation of the Mining Right under a process governed by Section 47 of the MPRDA.

The failure of the Company or its joint venture partners to fund their pro-rata share of funds under the respective joint ventures may have a material adverse effect on the Company's business and results of operations.

        The Company, through its subsidiaries, participates in joint ventures with various partners. In particular, PTM RSA, Africa Wide and Maseve are parties to the Maseve Shareholders Agreement related to the exploration and development of Project 1 and Project 3. On October 18, 2013, Africa Wide advised the Company that it would not be funding its approximately US$21.8 million share of a six-month budget and cash call unanimously approved by the board of directors of Maseve. On March 3, 2014, Africa Wide advised the Company that it would not be funding its approximately US$21.52 million share of a second cash call. Africa Wide's decision may result in significant adverse effects on the Company and Maseve, including delays, increases in expenses, less advantageous financing terms and, potentially, the halting of operations at Project 1. For example, as a result of Africa Wide's decision not to fund its cash calls, a procurement freeze was implemented on Project 1 for approximately 12 weeks from late 2013 into 2014, which resulted in delays to the acquisition and procurement of various goods and services, delaying mill and surface infrastructure construction. Any failure by

PTM RSA, Africa Wide or any future shareholder under the Maseve Shareholders Agreement to contribute its pro-rata share of a cash call would result in dilution of that party's interest in proportion to the shortfall, and could have a material adverse effect on the Company as discussed above.

        Pursuant to the terms of the JOGMEC 2nd Amendment, JOGMEC has been funding all work on the Waterberg Project in accordance with a US$20 million commitment. If the corporatization of the Waterberg Project is completed and the Waterberg Project becomes held by Waterberg JV Co., it is anticipated that the procedures governing further funding for the Waterberg Project will be set forth in a new shareholders' agreement among PTM RSA, JOGMEC and Mnombo. This agreement is in the process of being negotiated, based on provisions set forth in the JOGMEC Agreement, as amended by the JOGMEC 2nd Amendment. If closing of the JOGMEC 2nd Amendment does not occur, the JOGMEC 2nd Agreement will terminate and the parties will default to the JOGMEC Agreement arrangement, with such portion of the $20 million in expenditures funding already paid by JOGMEC being deemed to be an advance by JOGMEC towards its future spending commitments on the Waterberg JV Project. The Company and Mnombo will be required to make corresponding cash payments in respect of the Waterberg JV Project to pro rata match the advance payments made by JOGMEC, within 120 days of the termination of the JOGMEC 2nd Amendment, failing which they shall suffer equity dilutions under the JOGMEC Agreement as if such equivalent pro rata amounts were approved program funding in which they elected not to participate.

        Prior to JOGMEC's US$20 million commitment, the Company funded Mnombo's 26% share of the work on the Waterberg Project. The ability of Mnombo to repay the Company for advances as at March 31, 2016 of approximately Rand 25.3 million (approximately US$1.9 million at March 31, 2016) or to fund future investment in the Waterberg Project may be uncertain. If the Company fails to fund Mnombo's future capital obligations for the Waterberg Project, Mnombo may be required to obtain funding from alternative sources, which may not be available on favorable terms, or at all. If Mnombo is unable to fund its share of such work, this may delay project expenditures and may result in dilution of Mnombo's interest in the Waterberg Project and require the sale of the diluted interests to another qualified BEE entity.

        Because the development of the Company's joint venture projects depends on the ability to finance further operations, any inability of the Company or one or more of its joint venture partners to fund its respective funding obligations and cash calls in the future could require the other partners, including the Company, to increase their funding of the project, which they may be unwilling or unable to do on a timely and commercially reasonable basis, or at all. The occurrence of the foregoing, the failure of any partner, including the Company, to increase their funding as required to cover any shortfall, as well as any dilution of the Company's interests in its joint ventures as a result of its own failure to satisfy a cash call, may have a material adverse effect on the Company's business and results of operations.

The Company's current cash, together with the net proceeds of this Offering, if successful, may not be sufficient to fund its business as currently planned and the Company therefore may require additional financing, which may not be available on acceptable terms, if at all.

        Even if this Offering is successfully completed, the Company may be required to source additional financing by way of private or public offerings of equity or debt or the sale of project or property interests in order to have sufficient working capital for the development and operation of Project 1 and the continued exploration on the Waterberg Project, as well as for general working capital purposes. The Project 1 Working Capital Facilities, as amended by the Credit Facility Amendments, provide, however, that 50% of the proceeds from any equity or debt financings (excluding intercompany financings) with a value exceeding US$1 million that close after June 30, 2016 are to be paid to the Lenders in partial repayment of the Project 1 Working Capital Facilities, subject to terms and conditions of the Intercreditor Agreement.

        The success and the pricing of any such capital raising and/or debt financing will be dependent upon the prevailing market conditions at that time. There can be no assurance that financing will be available to the Company or, if it is available, that it will be offered on acceptable terms. If additional financing is raised through the issuance of equity or convertible debt securities of the Company, this may have a depressive effect on the price of the Common Shares and the interests of shareholders in the net assets of the Company may be diluted.

        Any failure by the Company to obtain required financing on acceptable terms or on a timely basis could cause the Company to delay development of its material projects or could result in the Company being forced to sell some of its assets on an untimely or unfavorable basis. Any such delay or sale could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

The Company has a history of losses and it anticipates continuing to incur losses.

        The Company has a history of losses. The Company anticipates continued losses until it can successfully place one or more of its properties into commercial production on a profitable basis. It could be years before the Company receives any revenues from any production of metals, if ever. If the Company is unable to generate significant revenues with respect to its properties, the Company will not be able to earn profits or continue operations.

The Company may be unable to generate sufficient cash to service its debt, the terms of the agreements governing the Company's debt may restrict its current or future operations and the indebtedness may adversely affect the Company's financial condition and results of operations.

        The Company's ability to make scheduled payments on the Project 1 Working Capital Facilities will depend on its ability to successfully ramp-up production at Project 1, and on the Company's financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. If the Company's cash flows and capital resources are insufficient to fund its debt service obligations, the Company could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance the Company's indebtedness, including indebtedness under the Project 1 Working Capital Facilities. The Company may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternatives may not allow the Company to meet its scheduled debt service obligations.

        In addition, a breach of the covenants under the Project 1 Working Capital Facilities or the Company's other debt instruments from time to time could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt, may result in the imposition of default interest, and may result in the acceleration of any other debt to which a cross acceleration or cross default provision applies. In particular, a cross default provision applies to the Sprott Facility and the Liberty Facility. In the event a lender accelerates the repayment of the Company's borrowings, the Company may not have sufficient assets to repay its indebtedness.

        The Project 1 Working Capital Facilities contain a number of covenants that impose operating and financial restrictions on the Company and may limit the Company's ability to engage in acts that may be in its long term best interest. In particular, the Project 1 Working Capital Facilities restrict the Company's ability to modify material contracts, to dispose of assets, to use the proceeds from permitted dispositions, to incur additional indebtedness, to enter into transactions with affiliates, and to grant security interests or encumbrances and to use proceeds from future debt or equity financings. In addition, the Company must obtain the consent of the agent under each Project 1 Working Capital Facility to consolidated and contribute the Waterberg JV Project and the Waterberg Extension Project to Waterberg JV Co. Such consents may not be unreasonably withheld by the agents. As a result of these restrictions, the Company may be limited in how it conducts its business, may be unable to raise additional debt or equity financing, may be unable to compete effectively or to take advantage of new business opportunities or may become in breach of its obligations to joint venture partners and others, each of which may affect the Company's ability to grow in accordance with its strategy or may otherwise adversely affect its business and financial condition.

        Further, the Company's maintenance of substantial levels of debt could adversely affect its financial condition and results of operations and could adversely affect its flexibility to take advantage of corporate opportunities. Substantial levels of indebtedness could have important consequences to the Company, including:

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  limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or requiring the Company to make non-strategic divestitures;

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  requiring a substantial portion of the Company's cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  increasing the Company's vulnerability to general adverse economic and industry conditions;

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  exposing the Company to the risk of increased interest rates for any borrowings at variable rates of interest;

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  limiting the Company's flexibility in planning for and reacting to changes in the industry in which it competes;

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  placing the Company at a disadvantage compared to other, less leveraged competitors; and

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  increasing the Company's cost of borrowing.

The Company has a history of negative operating cash flow, and may continue to experience negative operating cash flow.

        The Company has had negative operating cash flow in recent financial years. The Company's ability to achieve and sustain positive operating cash flow will depend on a number of factors, including the Company's ability to produce at Project 1 on a profitable basis and advance the Waterberg Project into production. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow. The Project 1 Working Capital Facilities require that the Company maintain consolidated cash and cash equivalents of at least US$5 million and working capital in excess of US$5 million. The Liberty Facility requires that the Company maintain a debt service coverage ratio of at least 1.20 to 1. The Company may be required to raise additional funds through the issuance of additional equity or debt securities to satisfy the minimum cash balance requirements under the Project 1 Working Capital Facilities. The Project 1 Working Capital Facilities, as amended by the Credit Facility Amendments, provide, however, that 50% of the proceeds from any equity or debt financings (excluding intercompany financings) with a value exceeding US $1 million that close after June 30, 2016 are to be paid to the Lenders in partial repayment of the Project 1 Working Capital Facilities, subject to the terms and conditions of the Intercreditor Agreement. There can be no assurance that additional debt or equity financing or other types of financing will be available if needed or that these financings will be on terms at least as favorable to the Company as those obtained previously.

The Company may not be able to continue as a going concern.

        The Company has limited financial resources. The Company's ability to continue as a going concern is dependent upon, among other things, the Company establishing commercial quantities of mineral reserves and successfully establishing profitable production of such minerals or, alternatively, disposing of its interests on a profitable basis. Any unexpected costs, problems or delays could severely impact the Company's ability to continue exploration and development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Company's exploration properties in its financial statements represent acquisition and exploration costs and should not be taken to represent realizable value.

Most of the Company's properties contain no known mineral reserves.

        Other than Project 1, all of the Company's properties are in the exploration stage, meaning that the Company has not determined whether such properties contain mineral reserves that are economically recoverable. The Company may never discover metals in commercially exploitable quantities at these properties. Failure to discover economically recoverable reserves on a mineral property will require the Company to write off the costs capitalized for that property in its financial statements.

        Substantial additional work will be required in order to determine if any economic deposits exist on the Company's properties outside of Project 1. Substantial expenditures are required to establish mineral reserves through drilling and metallurgical and other testing techniques. No assurance can be given that any level of recovery of any mineral reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body that can be legally and economically exploited.

There can be no assurance that underground development and production ramp-up at Project 1 will meet its production ramp-up timeline or be completed at all or that production at Project 1 will meet the Company's expectations.

        The Company is in the process of underground development and production ramp-up at Project 1. While the Company expects commercial production to be achieved by the end of 2016, there can be no assurance that the Company will meet this target. In addition, the Company has certain expectations with respect to performance of Project 1, but there can be no assurance that after the underground development and production ramp-up is complete that Project 1 will perform to such expectations. Delays in the underground development and production ramp-up and lower-than-expected performance could impact the Company's revenue and cash flow or result in an event of default relating to the target production provisions under the Project 1 Working Capital Facilities, as amended by the Credit Facility Amendments.

        Until such time that steady state commercial production is achieved at Project 1, there is no guarantee that Project 1 will generate projected revenue or cash flow.

The Company's properties, including Project 1, may not be brought into a state of commercial production.

        Although the Company has completed commissioning at Project 1 underground development and production ramp-up continue and Project 1 has not yet reached commercial production. Development of mineral properties involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The commercial viability of a mineral deposit is dependent upon a number of factors which are beyond the Company's control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection. Fluctuations in the market prices of minerals may render reserves and deposits containing relatively lower grades of mineralization uneconomic. The development of the Company's properties, including Project 1, will require obtaining land use consents, permits and the construction and operation of mines, processing plants and related infrastructure. Although Project 1 has been granted the necessary permits and land use zoning, the Company is subject to all of the risks associated with establishing new mining operations, including:

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  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

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  the availability and cost of skilled labour and mining equipment;

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  the availability and cost of appropriate smelting and/or refining arrangements;

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  the need to obtain and maintain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;

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  in the event that the required permits are not obtained in a timely manner, the risks of government environmental authorities issuing directives or commencing enforcement proceedings to cease operations or administrative, civil and criminal sanctions being imposed on the Company, its directors and employees;

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  the availability of funds to finance construction and development activities;

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  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and

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  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies and foreign exchange rates.

        The costs, timing and complexities of mine construction and development are increased by the remote location of the Company's mining properties (other than Project 1 and Project 3, which are not remotely located and have both power and water supply lines crossing the property), with additional challenges related thereto, including water and power supply and other support infrastructure. For example, water resources are scarce at the Waterberg Project. If the Company should decide to mine at the Waterberg Project, it will have to establish sources of water and develop the infrastructure required to transport water to the project area. Similarly, the

Company will need to secure a suitable location by purchase or long term lease of surface or access rights at the Waterberg Project to establish the surface rights necessary to mine and process.

        It is common in new mining operations to experience unexpected costs, problems and delays during development, construction and mine ramp-up. Accordingly, there are no assurances that the Company's properties, including Project 1, will be brought into a state of commercial production.

Estimates of mineral reserves and mineral resources are based on interpretation and assumptions and are inherently imprecise.

        The mineral resource and mineral reserve estimates contained in this Prospectus and the other documents incorporated by reference herein have been determined and valued based on assumed future prices, cut off grades and operating costs. However, until mineral deposits are actually mined and processed, mineral reserves and mineral resources must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Estimates of operating costs are based on assumptions including those relating to inflation and currency exchange, which may prove incorrect. Estimates of mineralization can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of precious metals ultimately recovered may differ from that indicated by drilling results. There can be no assurance that precious metals recovered in small scale tests will be duplicated in large scale tests under onsite conditions or in production scale. Amendments to the mine plans and production profiles may be required as the amount of resources changes or upon receipt of further information during the implementation phase of the project. Extended declines in market prices for platinum, palladium, rhodium and gold may render portions of the Company's mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company's ability to develop its properties and extract and sell such minerals, could have a material adverse effect on the Company's results of operations or financial condition.

Actual capital costs, operating costs, production and economic returns may differ significantly from those the Company has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

        The capital costs to take the Company's projects into commercial production may be significantly higher than anticipated. None of the Company's mineral properties has an operating history upon which the Company can base estimates of future operating costs. Decisions about the development of the Company's mineral properties will ultimately be based upon feasibility studies. Feasibility studies derive estimates of cash operating costs based upon, among other things:

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  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

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  anticipated recovery rates of metals from the ore;

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  cash operating costs of comparable facilities and equipment; and

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  anticipated climatic conditions.

        Capital costs, operating costs, production and economic returns and other estimates contained in studies or estimates prepared by or for the Company may differ significantly from those anticipated by the Company's current studies and estimates, and there can be no assurance that the Company's actual capital and operating costs will not be higher than currently anticipated. To date, cost escalation in Rand terms has been substantially offset by a weaker Rand, but there is no guarantee that this outcome will continue. As a result of higher capital and operating costs, production and economic returns may differ significantly from those the Company has anticipated.

Completion of a pre-feasibility study for the Waterberg JV Project is subject to economic analysis requirements.

        Completion of a pre-feasibility study for the Waterberg JV Project is subject to completion of a positive economic analysis of the mineral deposit.

The Company is subject to the risk of fluctuations in the relative values of the U.S. dollar, the South African Rand and the Canadian dollar.

        The Company may be adversely affected by foreign currency fluctuations. Effective September 1, 2015, the Company adopted U.S. dollars as the currency for the presentation of its financial statements. Accordingly, the financial statements incorporated by reference in this Prospectus are presented in Canadian dollars, in the case of the fiscal years ended August 31, 2015 and 2014, and in U.S. dollars, in the case of the six-month periods ended February 29, 2016 and February 28, 2015. Historically, the Company has primarily generated funds through equity investments into the Company denominated in Canadian or U.S. dollars. In the normal course of business, the Company enters into transactions for the purchase of supplies and services primarily denominated in South African Rand or Canadian dollars. The Company also has assets, cash and liabilities denominated in South African Rand, Canadian dollars and U.S. dollars. Several of the Company's options to acquire properties or surface rights in South Africa may result in payments by the Company denominated in South African Rand or in U.S. dollars. Exploration, development and administrative costs to be funded by the Company in South Africa will also be denominated in South African Rand. Settlement of sales of minerals from the Company's projects, once commercial production commences, will be in Rand, and will be converted to U.S. dollars to make payment of principal and interest on the Project 1 Working Capital Facilities. Fluctuations in the exchange rates between the U.S. dollar and the South African Rand or Canadian dollar may have a material adverse effect on the Company's financial results.

        In addition, South Africa has in the past experienced double digit rates of inflation. If South Africa experiences substantial inflation in the future, the Company's costs in South African Rand terms will increase significantly, subject to movements in applicable exchange rates. Inflationary pressures may also curtail the Company's ability to access global financial markets in the longer term and its ability to fund planned capital expenditures, and could materially adversely affect the Company's business, financial condition and results of operations. The South African government's response to inflation or other significant macro-economic pressures may include the introduction of policies or other measures that could increase the Company's costs, reduce operating margins and materially adversely affect its business, financial condition and results of operations.

Metal prices are subject to change, and a substantial or extended decline in such prices could materially and adversely affect the value of the Company's mineral properties and potential future results of operations and cash flows.

        Metal prices have historically been subject to significant price fluctuations. No assurance may be given that metal prices will remain stable. Significant price fluctuations over short periods of time may be generated by numerous factors beyond the control of the Company, including:

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  domestic and international economic and political trends;

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  expectations of inflation;

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  currency exchange fluctuations;

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  interest rates;

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  global or regional consumption patterns;

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  speculative activities; and

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  increases or decreases in production due to improved mining and production methods.

        Significant or continued reductions or volatility in metal prices may have an adverse effect on the Company's business, including the amount of the Company's mineral reserves, the economic attractiveness of the Company's projects, the Company's ability to obtain financing and develop projects and, if the Company's projects enter the production phase, the amount of the Company's revenues or profit or loss.

The Company has granted first and second ranking security interests in favour of the Lenders over all of its personal property, subject to certain exceptions, and the Company has pledged its shares of PTM RSA to the Lenders under the Project 1 Working Capital Facilities, which may have a material adverse effect on the Company.

        To secure its obligations under the Project 1 Working Capital Facilities (and in the case of the Liberty Facility, the production payment agreement between the Company, PTM RSA and Liberty Holdings, dated

November 19, 2015, with respect to Project 1 and Project 3 (the "Production Payment Agreement")), the Company has entered into a general security agreement under which the Company has granted first and second ranking security interests in favour of the Lenders over all of its present and after-acquired personal property, subject to certain exceptions, and a share pledge agreement pursuant to which the Company has granted a first and second priority security interest in favour of the Lenders over all of the issued shares in the capital of PTM RSA. PTM RSA has also guaranteed the Company's obligations to the Lenders. These security interests and guarantee may impact the Company's ability to obtain project financing for the Waterberg Project or its ability to secure other types of financing. The Project 1 Working Capital Facilities have various covenants and provisions, including target production provisions, payment covenants and financial tests that must be satisfied and complied with during the term of the Project 1 Working Capital Facilities. There is no assurance that such covenants will be satisfied. Any default under Project 1 Working Capital Facilities, including any covenants thereunder, could result in the loss of the Company's entire interest in PTM RSA, and therefore its interests in Project 1, Project 3 and the Waterberg Project.

There may be further delays in the production ramp-up of Project 1 which could result in a default under the Project 1 Working Capital Facilities and could have a material adverse effect on the Company's financial condition and prospects.

        The anticipated ramp-up of production at Project 1 may prove to be inaccurate. Timelines are based on management's current expectations and may be affected by a number of factors, including:

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  the availability of adequate funds to complete underground development, including the anticipated net proceeds of this Offering, or funds obtained through alternative sources of financing;

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  consultants' analyses and recommendations;

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  the rate at which expenditures are incurred;

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  delays in construction schedules;

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  further postponement of electrical distribution infrastructure by ESKOM Holdings Limited;

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  availability of major equipment and personnel;

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  the Company's ability to maintain requisite permits and licenses (including a water use license, and the environmental authorization held by Maseve);

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  other potentially required authorizations arising from recent legislative amendments; and

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  the rate of underground development in the north and south declines.

        Some of the above factors are beyond the Company's control and could cause management's timelines not to be realized. It is common for mining projects to experience unexpected costs, problems and delays. The targeted start date for first concentrate production at Project 1 in the fourth quarter of calendar 2015 was delayed and further delays in the start-up of Project 1 could have a material adverse effect on the Company's financial condition and prospects and may also result in a default under the target production provisions of the Project 1 Working Capital Facilities, which may accelerate amounts due thereunder and permit the Lenders to realize on any applicable security thereunder. This could result in a complete loss of the Company's assets, including its investment in PTM RSA, and therefore in Project 1, Project 3 and the Waterberg Project. There is no assurance that insurance for any interruption in production at Project 1 will be available to the Company on economic terms or in such amounts as would be adequate to cover all losses or at all.

        Interruptions in production may trigger events of default under the Project 1 Working Capital Facilities, as amended by the Credit Facility Amendments. Under the Project 1 Working Capital Facilities (as amended by the Credit Facility Amendments), the Company will be in default if it fails to meet rolling three-month average production targets at Project 1, starting on September 30, 2016. If the Company fails to meet these production targets, there is no guarantee that Liberty Holdings or the Sprott Lenders will agree to further amendments to the Project 1 Working Capital Facilities. Any default under the Project 1 Working Capital Facilities, as amended by the Credit Facility Amendments, could result in the loss of the Company's interest in PTM RSA and therefore its interests in Project 1, Project 3 and the Waterberg Project.

If the Company is unable to retain key members of management, the Company's business might be harmed.

        The Company's development to date has depended, and in the future will continue to depend, on the efforts of its senior management including: R. Michael Jones, President and Chief Executive Officer and a director of the Company; Frank R. Hallam, Chief Financial Officer and Corporate Secretary and a director of the Company; and Peter Busse, Chief Operating Officer of the Company. The Company currently does not, and does not intend to, have key person insurance for these individuals. Departures by members of senior management could have a negative impact on the Company's business, as the Company may not be able to find suitable personnel to replace departing management on a timely basis or at all. The loss of any member of the senior management team could impair the Company's ability to execute its business plan and could therefore have a material adverse effect on the Company's business, results of operations and financial condition.

If the Company is unable to procure the services of skilled and experienced personnel, the Company's business might be harmed.

        There is currently a shortage of skilled and experienced personnel in the mining industry in South Africa. The competition for skilled and experienced employees is exacerbated by the fact that mining companies operating in South Africa are legally obliged to recruit and retain historically disadvantaged South Africans ("HDSAs"), as defined respectively by the MPRDA and the Broad-Based Black Economic Empowerment Act, 2003 (the "BEE Act"), and women with the relevant skills and experience at levels that meet the transformation objectives set out in the MPRDA and the Mining Charter. Skilled and experienced personnel are especially important at Project 1 since the deposit does not lend itself to mechanized methods. If the Company is unable to attract and retain sufficiently trained, skilled or experienced personnel, its business may suffer and it may experience significantly higher staff or contractor costs, which could have a material adverse effect on its business, results of operations and financial condition.

Conflicts of interest may arise among the Company's officers and directors as a result of their involvement with other mineral resource companies.

        Certain of the Company's officers and directors are, and others may become, associated with other natural resource companies that acquire interests in mineral properties. R. Michael Jones, President and Chief Executive Officer and a director of the Company, is also the President and Chief Executive Officer and a director of West Kirkland Mining Inc. ("WKM"), a public company with mineral exploration properties in Ontario and Nevada, and a director of Nextraction Energy Corp. ("NE"), a public company with oil properties in Alberta, Kentucky and Wyoming. Frank Hallam, Chief Financial Officer and Corporate Secretary and a director of the Company, is also a director, Chief Financial Officer and Corporate Secretary of WKM, and a director of NE. Eric Carlson, a director of the Company, is a director of NE. Diana Walters, a director of the Company, was formerly an executive officer of Liberty Holdings, a significant shareholder of the Company, the Lender under the Liberty Facility, and the holder of a production payment right under the Production Payment Agreement.

        Such associations may give rise to conflicts of interest from time to time. As a result of these potential conflicts of interests, the Company may miss the opportunity to participate in certain transactions, which may have a material adverse effect on the Company's financial position. The Company's directors are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interest that they may have in any project or opportunity of the Company. If a subject involving a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter.

Any disputes or disagreements with the Company's joint venture partners could materially and adversely affect the Company's business.

        The Company participates in joint ventures and may enter into other similar arrangements in the future. PTM RSA is a party to the Maseve Shareholders Agreement related to the exploration and development of Project 1 and Project 3. In addition, PTM RSA is also a party to the Waterberg Extension JV Agreement and the JOGMEC Agreement, as amended by the JOGMEC 2nd Amendment, related to the exploration and development of the Waterberg Project. If the corporatization of the Waterberg Project is completed, PTM RSA will become party to a shareholders agreement governing Waterberg JV Co. PTM RSA is also a 49.9% shareholder of Mnombo and the relationship among the shareholders of Mnombo is governed by a formal shareholders' agreement. Any dispute or disagreement with a joint venture partner, any change in the identity, management or strategic direction of a joint venture partner, or any disagreement among the Mnombo shareholders, including with respect to Mnombo's role in the Waterberg Project, could materially adversely affect the Company's business and results of operations. If a dispute arises between the Company and a joint venture partner or the other Mnombo shareholders that cannot be resolved amicably, the Company may be unable to move its projects forward and may be involved in lengthy and costly proceedings to resolve the dispute, such as the dispute that recently led to arbitration with Africa Wide, which could materially and adversely affect the Company's business and results of operations.

An actual or alleged breach or breaches in governance processes or fraud, bribery and corruption may lead to public and private censure, regulatory penalties, loss of licenses or permits and may damage the Company's reputation.

        The Company is subject to anti-corruption laws and regulations, including certain restrictions applicable to U.S. reporting companies imposed by the U.S. Foreign Corrupt Practices Act of 1977 and similar anti-corruption and anti-bribery laws in South Africa and Canada. The Company's Code of Business Conduct and Ethics, among other governance and compliance processes, may not prevent instances of fraudulent behavior and dishonesty nor guarantee compliance with legal and regulatory requirements. The Company is particularly exposed to the potential for corruption and bribery owing to the financial scale of the mining business in South Africa. In March 2014, the Organisation for Economic Cooperation and Development ("OECD") released its Phase 3 Report on Implementing the OECD Anti-bribery Convention in South Africa, criticizing South Africa for failing to enforce the anti-bribery convention to which it has been a signatory since 2007. The absence of enforcement of corporate liability for foreign bribery coincides with recent growth in corporate activity in South Africa's economic environment. Allegations of bribery, improper personal influence or officials holding simultaneous business interests have been linked in recent years to the highest levels of the South African government. To the extent that the Company suffers from any actual or alleged breach or breaches of relevant laws, including South African anti-bribery and corruption legislation, it may lead to regulatory and civil fines, litigation, public and private censure and loss of operating licenses or permits and may damage the Company's reputation. The occurrence of any of these events could have an adverse effect on the Company's business, financial condition and results of operations.

The Company may become subject to litigation and other legal proceedings that may adversely affect the Company's financial condition and results of operations.

        All companies are subject to legal claims, with and without merit. The Company's operations are subject to the risk of legal claims by employees, unions, contractors, lenders, suppliers, joint venture partners, shareholders, governmental agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation and other legal proceedings that the Company may be involved in the future, particularly regulatory actions, is difficult to assess or quantify. Plaintiffs may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the litigation process could take away from the time and effort of the Company's management and could force the Company to pay substantial legal fees. There can be no assurance that the resolution of any particular legal proceeding will not have an adverse effect on the Company's financial position and results of operations.

Risks Related to the Mining Industry

Mining is inherently dangerous and is subject to conditions or events beyond the Company's control, which could have a material adverse effect on the Company's business.

        Hazards such as fire, explosion, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, power outages, inclement weather, cave-ins and mechanical equipment failure are inherent risks in the Company's mining operations. These and other hazards may cause injuries or death to employees, contractors or other persons at the Company's mineral properties, severe damage to and destruction of the Company's property, plant and equipment and mineral properties, and contamination of, or damage to, the environment, and may result in the suspension of the Company's exploration and development activities and any future production activities. Safety measures implemented by the Company may not be successful in preventing or mitigating future accidents and the Company may not be able to obtain insurance to cover these risk at economically feasible premiums or at all. Insurance against certain environmental risks is not generally available to the Company or to other companies within the mining industry.

        In addition, from time to time the Company may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at its properties or otherwise in connection with the Company's operations. To the extent that the Company is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if the Company is subject to governmental investigations or proceedings, the Company may incur significant penalties and fines, and enforcement actions against it could result in the cessation of certain of the Company's mining operations. During the period of February and March 2013, operations at Project 1 halted for approximately one month due to a notice under Section 54 of the Mine Health and Safety Act, No. 29 of 2006 issued in relation to a surface worker fatality that occurred onsite. Since March 2013, Maseve has received several notices under Section 54 that have resulted in short-term halts to operations. If claims, lawsuits, governmental investigations or proceedings, including Section 54 notices, are resolved against the Company, the Company's financial performance, financial position and results of operations could be materially adversely affected.

The Company's prospecting and mining rights are subject to title risks.

        The Company's prospecting and mining rights may be subject to prior unregistered agreements, transfers, claims and title may be affected by undetected defects. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties. This could result in the Company not being compensated for its prior expenditures relating to the property. Title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claims to individual mineral properties or mining concessions may be severely constrained. These or other defects could adversely affect the Company's title to its properties or delay or increase the cost of the development of such prospecting and mining rights.

The Company is subject to significant governmental regulation.

        The Company's operations and exploration and development activities in South Africa and Canada are subject to extensive federal, state, provincial, territorial and local laws and regulation governing various matters, including:

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  environmental protection;

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  management and use of hazardous and toxic substances and explosives;

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  management of tailings and other waste generated by the Company's operations;

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  management of natural resources;

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  exploration, development of mines, production and post-closure reclamation;

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  exports and, in South Africa, potential local beneficiation quotas;

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  price controls;

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  taxation;

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  regulations concerning business dealings with local communities;

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  labour standards, BEE laws and regulations and occupational health and safety, including mine safety; and

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  historic and cultural preservation.

        Failure to comply with applicable laws and regulations may result in civil or criminal fines or administrative penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company's operations and delays in the development of the Company's properties.

The Company may face equipment shortages, access restrictions and lack of infrastructure.

        Natural resource exploration, development and mining activities are dependent on the availability of mining, drilling and related equipment in the particular areas where such activities are conducted. A limited supply of such equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration, development or extraction activities. Certain equipment may not be immediately available, or may require long lead time orders. A delay in obtaining necessary equipment for mineral exploration, including drill rigs, could have a material adverse effect on the Company's operations and financial results.

        Mining, processing, development and exploration activities also depend, to one degree or another, on the availability of adequate infrastructure. Reliable roads, bridges, power sources, fuel and water supply and the availability of skilled labour and other infrastructure are important determinants that affect capital and operating costs. At the Waterberg Project, additional infrastructure will be required prior to commencement of mining. At Project 1, the Company's most advanced project, construction is substantially complete and production ramp-up is underway. The establishment and maintenance of infrastructure, and services are subject to a number of risks, including risks related to the availability of equipment and materials, inflation, cost overruns and delays, political opposition and reliance upon third parties, many of which are outside the Company's control. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development or ongoing operation of the Company's projects.

        Exploration of mineral properties is less intrusive, and generally requires fewer surface and access rights, than properties developed for mining. The Company has not secured any surface rights at the Waterberg Project other than those access rights legislated by the MPRDA. If a decision is made to develop the Waterberg Project, or other projects in which the Company has yet to secure adequate surface rights, the Company will need to secure such rights. No assurances can be provided that the Company will be able to secure required surface rights on favorable terms, or at all. Any failure by the Company to secure surface rights could prevent or delay development of the Company's projects.

The Company's operations are subject to environmental laws and regulations that may increase the Company's costs of doing business and restrict its operations.

        Environmental legislation on a global basis is evolving in a manner that will ensure stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed development and a higher level of responsibility and potential liability for companies and their officers, directors, employees and, potentially, shareholders. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company's intended activities. There can be no assurance that future changes to environmental legislation in Canada or South Africa will not adversely affect the Company's operations. Environmental hazards may exist on the Company's properties which are unknown at present and which have been caused by previous or existing owners or operators for which the Company could be held liable. Furthermore, future compliance with environmental reclamation, closure and other requirements may involve significant costs and other liabilities. In particular, the Company's operations and exploration activities are subject to Canadian and South African national and provincial laws and regulations governing protection of the environment. Such laws are continually changing and, in general, are becoming more onerous. See "South African Regulatory Framework — Environment" in the AIF.

        Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or a reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

        Environmental hazards may exist on the Company's properties that are unknown at the present time, and that may have been caused by previous owners or operators or that may have occurred naturally. These hazards, as well as any pollution caused by the Company's mining activities, may give rise to significant financial obligations in the future and such obligations could have a material adverse effect on the Company's financial performance.

The mineral exploration industry is extremely competitive.

        The resource industry is intensely competitive in all of its phases. Much of the Company's competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, and that may have newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or greater ability than the Company to withstand losses. The Company's competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion of their operations, than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Competition could adversely affect the Company's ability to acquire suitable new producing properties or prospects for exploration in the future. Competition could also affect the Company's ability to raise financing to fund the exploration and development of its properties or to hire qualified personnel. The Company may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

The Company requires various permits in order to conduct its current and anticipated future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company.

        The Company's current and anticipated future operations, including further exploration, development activities and commencement of commercial production on the Company's properties, require permits from various national, provincial, territorial and local governmental authorities in the countries in which the Company's properties are located. Compliance with the applicable environmental legislation, permits and land use consents is required on an ongoing basis, and the requirements under such legislation, permits and consents are evolving rapidly and imposing additional requirements for Project 1. The Waterberg Project prospecting rights issued by the DMR are also subject to land use consents and compliance with applicable legislation on an ongoing basis.

        In addition, the duration and success of efforts to obtain, amend and renew permits are contingent upon many variables not within the Company's control. Shortage of qualified and experienced personnel in the various levels of government could result in delays or inefficiencies. Backlog within the permitting agencies could also affect the permitting timeline of the Company's various projects. Other factors that could affect the permitting timeline include the number of other large scale projects currently in a more advanced stage of development, which could slow down the review process, and significant public response regarding a specific project. As well, it can be difficult to assess what specific permitting requirements will ultimately apply to all of the Company's projects.

Risks of Doing Business in South Africa

The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights.

        The Company is subject to a number of South African statutes aimed at promoting the accelerated integration of HDSAs, including the MPRDA, the BEE Act and the Mining Charter. To ensure that socio-economic strategies are implemented, the MPRDA provides for the Mining Codes which specify empowerment targets consistent with the objectives of the Mining Charter. The Mining Charter Scorecard requires the mining industry's commitment of applicants in respect of ownership, management, employment equity, human resource development, procurement and beneficiation. For ownership by BEE groups in mining enterprises, the Mining Charter Scorecard sets a 26% target by December 31, 2014.

        The South African government awards procurement contracts, quotas, licenses, permits and prospecting and mining rights based on numerous factors, including the degree of HDSA ownership. The MPRDA and Mining Charter contain provisions relating to the economic empowerment of HDSAs. One of the requirements which must be met before the DMR will issue a prospecting right or mining right is that an applicant must facilitate equity participation by HDSAs in the prospecting and mining operations which result from the granting of the relevant rights. As a matter of stated policy, the DMR requires a minimum of 26% HDSA ownership for the grant of applications for mining rights. The Mining Charter requires a minimum of 26% HDSA ownership by December 31, 2014.

        The Company has sought to satisfy the foregoing requirements by partnering, at the operating company level, with companies demonstrating 26% HDSA ownership. The Company has partnered with Africa Wide with respect to Maseve, which owns the Mining Right, and has partnered with Mnombo with respect to the Waterberg JV Project and for the prospecting rights and applications over the Waterberg Extension Project.

        The Company believes that Africa Wide was majority owned by HDSAs in 2002, when it first partnered with the Company. However, the Company's contractual arrangements with Africa Wide do not currently require Africa Wide to maintain any minimum level of HDSA ownership or to certify the level of such ownership to the Company. In 2007, Wesizwe (which was then majority owned by HDSAs) acquired 100% of the shares of Africa Wide. On an application of the flow-through principles, Africa Wide remained an HDSA company. On December 8, 2008, the Company entered into certain agreements to consolidate and rationalize the ownership of the Western Bushveld Joint Venture (the "Consolidation Transaction"). Under the terms of the Consolidation Transaction, the Company transferred its 18.5% interest in Project 2 of what was formerly the Western Bushveld Joint Venture to Wesizwe, therefore providing attributable units of production and further enhancing the ownership of mining assets by HDSA companies. Under the same transaction, Rustenburg Platinum Mines Limited, a wholly owned subsidiary of Anglo American Platinum Limited ("Amplats") acquired a then approximately 26.9% interest in Wesizwe. In 2011, Jinchuan Group Limited of China and China Africa Development Fund, with the approval of the DMR and notwithstanding that the transaction resulted in Wesizwe not being majority owned by HDSAs, acquired a then approximately 45% interest in Wesizwe. Although Amplats' interest is held for preferential disposition to a qualified BEE purchaser, HDSAs do not currently own a majority of the Wesizwe equity. In April 2012, Maseve was granted the Mining Right by the DMR which, by stated policy, is an acknowledgement of Maseve's BEE compliance status as being acceptable to the DMR. There can be no assurance when, or if, the transfer of Amplats' interest in Wesizwe to a qualified BEE purchaser will occur. Also, there can be no assurance that the HDSA ownership may not be re-assessed or that the criteria for HDSA ownership may not be interpreted differently in the future. If only the direct shareholdings of Africa Wide and its parent are considered, and other factors which were considered by the DMR at the time of grant are set aside, Maseve, solely on flow-through principles, would have been, and remains, below the 26% HDSA ownership level.

        Further, on August 20, 2014, an award in the binding arbitration with respect to the calculation of dilution to the ownership of Africa Wide in Maseve was completed and delivered to the Company. The arbitrator ruled in favor of the Company on all matters in contention. The favourable award reduced Africa Wide's shareholding in Maseve to 21.2766%. As a result of Africa Wide's decision on March 3, 2014 not to fund its US$21.52 million share of a second cash call delivered in February 2014, Africa Wide's ownership in Maseve was further reduced to approximately 17.1% based on the dilution formula in the Maseve Shareholders Agreement, as confirmed by the arbitration. Until the Company sells the diluted percentage interest in Maseve previously held by Africa Wide to an alternative, qualified BEE company, Maseve will have less than 26% HDSA ownership.

        The Company is satisfied that Mnombo is majority-owned by HDSAs. The contractual arrangements between Mnombo, the Company and the HDSAs require the HDSAs to maintain a minimum level of HSDA ownership in Mnombo of more than 50%. However, if at any time Mnombo becomes a company that is not majority owned by HDSAs, the ownership structure of the Waterberg JV Project and the prospecting rights and applications over the Waterberg Extension Project may be deemed not to satisfy HDSA requirements.

        As the Company has historically partnered with BEE groups or companies that were HDSA-controlled at the time on all of its material projects in South Africa at a level of 26% at an operating or project level it relies upon the continuing consequences of such transactions (the so-called "once empowered, always empowered" principle) for ownership compliance with the Mining Charter in regard to Maseve.

        There is currently no legal or regulatory certainty over whether the principle of "once empowered, always empowered" (i.e., whether a company that has reached its empowerment targets under the Mining Charter will remain empowered if its HDSA participation subsequently falls below required thresholds) would apply. The DMR and the Chamber of Mines of South Africa (acting on behalf of the mining industry) are currently engaged in litigation which may result in some clarity on the "once empowered, always empowered" principle, but this is likely to be a lengthy process and no assurance can be given regarding the ultimate outcome of such litigation or its impact on the Company. In addition, an application has been filed in the High Court of South Africa to have the Mining Charter itself set aside.

        On April 15, 2016, the Reviewed Broad Based Black-Economic Empowerment Charter for the South African Mining and Minerals Industry (the "New Draft Charter") was published for comment. Interested parties have been given a period of 30 days from date of publication to make submissions to the DMR. The New Draft Charter requires mining companies to maintain 26% BEE ownership throughout the life of the mine. If adopted in its current form, the New Draft Charter will require Maseve to conclude further BEE transactions to increase its BEE ownership level to 26% once more. However, the New Draft Charter envisages that mining companies will be given a period of three years within which to achieve compliance.

        Subject to conditions contained in the Company's prospecting and mining rights, the Company may be required to obtain approval from the DMR prior to undergoing any change in its empowerment status under the Mining Charter. In addition, if the Company or its BEE partners are found to be in non-compliance with the requirements of the Mining Charter and other BEE regulations, including failure to retain the requisite level of HDSA ownership, the Company may face possible suspension or cancellation of its mining rights under a process governed by Section 47 of the MPRDA.

        In addition, there have been a number of proposals made at governmental level in South Africa regarding amendments and clarifications to the methodology for determining HDSA ownership and control of mining businesses, including the Mineral and Petroleum Resources Development Amendment Bill, 2013, which create greater uncertainty in measuring the Company's progress towards, and compliance with, its commitments under the Mining Charter and other BEE regulations. If implemented, any of these proposals could result in, among other things, stricter criteria for qualification as an HDSA investor.

        The Company is obliged to report on its compliance with the Mining Charter, including its percentage of HDSA shareholding, to the DMR on an annual basis. The Company timely submitted its 2014 report on March 31, 2015 and has yet to receive any feedback from the DMR in regard thereto. The 2015 report, due on April 30, 2016, was filed on May 3, 2016.

        If the Company is required to increase the percentage of HDSA ownership in any of its operating companies or projects, the Company's interests may be diluted. In addition, it is possible that any such transactions or plans, or the investment by a new BEE partner in Maseve to attain a 26% interest by qualified BEE companies, may need to be executed at a discount to the proper economic value of the Company's operating assets or it may also prove necessary for the Company to provide vendor financing or other support in respect of some or all of the consideration, which may be on non-commercial terms. Under the terms of the Maseve Shareholders Agreement, if Maseve is instructed by the DMR to increase its HDSA ownership, any agreed costs or dilution of interests shall be borne equally by the Company and Africa Wide, notwithstanding that Africa Wide holds 17.1% of the equity after the second missed cash call.

        Currently, the South African Department of Trade and Industry is responsible for leading government action on the implementation of BEE initiatives under the auspices of the BEE Act and the generic BEE Codes of Good Practice (the "Generic BEE Codes"), while certain industries have their own transformation charters administered by the relevant government department (in this case, the DMR). The Broad Based Black Economic Empowerment Amendment Act, No. 16 of 2013 (the "BEE Amendment Act") came into operation on October 24, 2014. Among other matters, the BEE Amendment Act amends the BEE Act to make the BEE Act the overriding legislation in South Africa with regard to BEE requirements (the "Trumping Provision") and will require all governmental bodies to apply the Generic BEE Codes or other relevant code of good practice when procuring goods and services or issuing licenses or other authorizations under any other laws, and penalize fronting or misrepresentation of BEE information. The Trumping Provision came into effect on October 24, 2015. However, on October 30, 2015, the South African Minister of Trade and Industry exempted the DMR from applying the Trumping Provision for a period of twelve months on the basis that the alignment of the Mining Charter with the BEE Act and the Generic BEE Codes is still ongoing. Generally speaking, the amended Generic BEE Codes will make BEE-compliance more onerous to achieve. The Generic BEE Codes are substantially different from the Mining Charter and, if they were to apply to the mining industry, would place the industry at a disadvantage. See "South African Regulatory Framework — Black Economic Empowerment in the South African Mining Industry" in the AIF.

        The Trumping Provision will require Mnombo to be 51% held and controlled by HDSAs to qualify it as a "black-controlled company" and hence a qualified BEE entity. Mnombo is presently 50.1% owned and controlled by HDSAs.

        If the Company is unable to achieve or maintain its empowered status under the Mining Charter or comply with any other BEE regulations or policies, it may not be able to maintain its existing prospecting and mining rights and/or acquire any new rights and therefore would be obliged to suspend or dispose of some or all of its operations in South Africa, which would likely have a material adverse effect on the Company's business, financial condition and results of operations.

Labour disruptions and increased labour costs could have an adverse effect on the Company's results of operations and financial condition.

        Although the Company's employees are not unionized at this time, contractors operating on the Project 1 mine site in South Africa have employees that are unionized. As a result, trade unions could have a significant impact on the Company's labour relations, as well as on social and political reforms. There is a risk that strikes or other types of conflict with unions or employees may occur at any of the Company's operations, particularly where the labour force is unionized. Labour disruptions may be used to advocate labour, political or social goals in the future. For example, labour disruptions may occur in sympathy with strikes or labour unrest in other sectors of the economy. South African employment law sets out minimum terms and conditions of employment for employees, which form the benchmark for all employment contracts. Disruptions in the Company's business due to strikes or further developments in South African labour laws may increase the Company's costs or alter its relationship with its employees and trade unions, which may have an adverse effect on the Company's financial condition and operations. South Africa has recently experienced widespread illegal strikes and violence.

South African foreign exchange controls may limit repatriation of profits.

        The Company will most likely need to repatriate funds from its foreign subsidiaries to fulfill its business plans and make payments on the Project 1 Working Capital Facilities. Since commencing business in South Africa, the Company has loaned or invested more than CAN$700 million into PTM RSA in South Africa. The Company obtained approval from the South African Reserve Bank in advance for its investments into South Africa. The Company anticipates that it will loan the majority of the proceeds from this Offering to PTM RSA with the advance approval of the South African Reserve Bank. Although the Company is not aware of any law or regulation that would prevent the repatriation of funds it has loaned or invested into South Africa back to the Company in Canada, no assurance can be given that the Company will be able to repatriate funds back to Canada in a timely manner or without incurring tax payments or other costs when doing so, due to legal restrictions or tax requirements at local subsidiary levels or at the parent company level, which costs could be material.

        South Africa's exchange control regulations restrict the export of capital from South Africa. Although the Company is not itself subject to South African exchange control regulations, these regulations do restrict the ability of the Company's South African subsidiaries to raise and deploy capital outside the country, to borrow money in currencies other than the South African Rand and to hold foreign currency. Exchange control regulations could make it difficult for the Company's South African subsidiaries to: (a) export capital from South Africa; (b) hold foreign currency or incur indebtedness denominated in foreign currencies without approval of the relevant South African exchange control authorities; (c) acquire an interest in a foreign venture without approval of the relevant South African exchange control authorities and compliance with certain investment criteria; and (d) repatriate to South Africa profits of foreign operations. While the South African government has relaxed exchange controls in recent years, it is difficult to predict whether or how it will further relax or abolish exchange control measures in the foreseeable future. There can be no assurance that restrictions on repatriation of earnings from South Africa will not be imposed on the Company in the future.

Socio-economic instability in South Africa or regionally, including the risk of resource nationalism, may have an adverse effect on the Company's operations and profits.

        The Company has ownership interests in significant projects in South Africa. As a result, it is subject to political and economic risks relating to South Africa, which could affect an investment in the Company. South Africa was transformed into a democracy in 1994. The government policies aimed at redressing the disadvantages suffered by the majority of citizens under previous governments may impact the Company's South African business. In addition to political issues, South Africa faces many challenges in overcoming substantial differences in levels of economic development among its people. Large parts of the South African population do not have access to adequate education, health care, housing and other services, including water and electricity.

        This issue was particularly acute in late 2012 when wild cat strikes and violence occurred near Project 1 and generally at other platinum mines. There can be no assurance that wild cat strikes and violence will not occur at the Company's properties in the future. Wild cat strikes and violence at Project 1 may have a material negative impact on the project and its start-up mine operations. The Company also faces a number of risks from deliberate, malicious or criminal acts relating to these inequalities, including theft, fraud, bribery and corruption.

        The Company is also subject to the risk of resource nationalism, which encompasses a range of measures, such as expropriation or taxation, whereby governments increase their economic interest in natural resources, with or without compensation. Although wholesale nationalization was rejected by the ruling party, the African National Congress (the "ANC"), leading into the 2014 national elections, a resolution adopted by the ANC on nationalization calls for state intervention in the economy, including "state ownership". A wide range of stakeholders have proposed ways in which the State could extract greater economic value from the South African mining industry. A call for resource nationalization has also been made by a new political party, the Economic Freedom Fighters, under the leadership of Julius Malema.

        The Company cannot predict the future political, social and economic direction of South Africa or the manner in which government will attempt to address the country's inequalities. Actions taken by the South African government, or by its people without the sanction of law, could have a material adverse effect on the Company's business. Furthermore, there has been regional, political and economic instability in countries north of South Africa, which may affect South Africa. Such factors may have a negative impact on the Company's ability to own, operate and manage its South African mining projects.

The Company's land in South Africa could be subject to land restitution claims which could impose significant costs and burdens.

        The Company's privately held land could be subject to land restitution claims under the Restitution of Land Rights Act, No. 22 of 1994, as amended (the "Land Claims Act") and the Restitution of Land Rights Amendment Act, No. 15 of 2014 ("Restitution Amendment Act"), which took effect on July 1, 2014. Under the Land Claims Act and the Restitution Amendment Act, any person who was dispossessed of rights in land in South Africa after June 19, 1913 as a result of past racially discriminatory laws or practices without payment of just and equitable compensation, and who lodges a claim on or before June 30, 2019, is granted certain remedies. A successful claimant may be granted either return of the dispossessed land (referred to as "restoration") or equitable redress (which includes the granting of an appropriate right in alternative state-owned land, payment of compensation or "alternative relief "). If restoration is claimed, the Land Claims Act requires the feasibility of such restoration to be considered. Restoration of land may only be given in circumstances where a claimant can use the land productively with the feasibility of restoration dependent on the value of the property.

        The South African Minister of Rural Development and Land Reform may not acquire ownership of land for restitution purposes without a court order unless an agreement has been reached between the affected parties. The Land Claims Act also entitles the South African Minister of Rural Development and Land Reform to acquire ownership of land by way of expropriation either for claimants who are entitled to restitution of land, or, in respect of land over which no claim has been lodged but the acquisition of which is directly related to or affected by such claim, will promote restitution of land to claimants or alternative relief. Expropriation would be subject to provisions of legislation and the South African Constitution which provide, in general, for just and equitable compensation.

        The Company has not been notified of any land claims to date over the Company's properties. There is no guarantee, however, that any of the Company's privately held land rights could not become subject to acquisition by the state without the Company's agreement, or that the Company would be adequately compensated for the loss of its land rights. Any such claims could have a negative impact on the Company's South African projects and therefore an adverse effect on its business, operating results and financial condition.

Any adverse decision in respect of the Company's mineral rights and projects in South Africa under the MPRDA could materially affect the Company's projects in South Africa.

        With the enactment of the MPRDA, the South African state became the sole regulator of all prospecting and mining operations in South Africa. All prospecting and mining licenses and claims granted in terms of any prior legislation became known as the "old order rights". All prospecting and mining rights granted in terms of the MPRDA are "new order rights". The treatment of new applications and pending applications is uncertain and any adverse decision by the relevant regulatory authorities under the MPRDA may adversely affect title to the Company's mineral rights in South Africa, which could stop, materially delay or restrict the Company from proceeding with its exploration and development activities or any future mining operations.

        A wide range of factors and principles must be taken into account by the South African Minister of Mineral Resources (the "Minister") when considering applications for new order rights. These factors include the applicant's access to financial resources and appropriate technical ability to conduct the proposed prospecting or mining operations, the environmental impact of the operation, whether the applicant holds an environmental authorization and, in the case of prospecting rights, considerations relating to fair competition. Other factors include considerations relevant to promoting employment and the social and economic welfare of all South Africans and showing compliance with the provisions regarding the empowerment of HDSAs in the mining industry. All of the Company's old order prospecting rights in respect of Project 1 and Project 3 were first converted into new order prospecting rights and subsequently, in April 2012, were superseded by the Mining Right. All of the Company's current prospecting rights are new order rights.

        The assessment of some of the provisions of the MPRDA or the Mining Charter may be subjective and is dependent upon the views of the DMR as to whether the Company is in compliance. Maseve's social and labour plan, for instance, contains both quantitative and qualitative goals, targets and commitments relating to the Company's obligations to its employees and community residents, the achievement of some of which are not exclusively within the Company's control. Certain of the socio economic projects identified in the social and labour plan have proved inappropriate or unviable given prevailing conditions and levels of training within the local communities in the vicinity of Project 1. Such projects have been identified and the Company has consulted with the DMR regarding a course of action. An application is being made to the DMR to amend the social and labour plan to target more appropriate and viable projects. If Maseve is found to be in non-compliance with its social and labour plan, the Minister may institute the Section 47 process discussed below. At this time, the Company has not received a notice of non-compliance from the DMR.

        The Minister has the discretion to cancel or suspend mining rights under Section 47(1) of the MPRDA as a consequence of the Company's non-compliance with the MPRDA, environmental legislation, the Mining Charter, the terms of its Mining Right and prospecting rights or if mining is not progressing optimally. The Section 47 process involves multiple, successive stages which include granting the Company a reasonable opportunity to show why its rights should not be cancelled or suspended. Pursuant to the terms of the provisions of Section 6(2)(e)(iii) of the Promotion of Administrative Justice Act, No. 3 of 2000 ("PAJA") read with Section 6 of the MPRDA, the Minister can direct the Company to take remedial measures. If such remedial measures are not taken, the Minister must again give the Company a reasonable opportunity to make representations as to why such remedial measures were not taken. The Minister must then properly consider the Company's further representations (which considerations must also comply with PAJA) and only then is the Minister entitled to cancel or suspend a mining right. Any such cancellation or suspension will be subject to judicial review if it is not in compliance with the MPRDA or PAJA, or it is not lawful, reasonable and procedurally fair under Section 33(1) of the South African Constitution.

        Failure by the Company to meet its obligations in relation to its Mining Right or prospecting rights or the Mining Charter could lead to the suspension or cancellation of such rights and the suspension of the Company's other rights, which would have a material adverse effect on the Company's business, financial condition and results of operations.

Changes in South African State royalties where many of the Company's mineral reserves are located could have an adverse effect on the Company's results of operations and its financial condition.

        The Mineral and Petroleum Resources Royalty Act, No. 28 of 2008 (the "Royalty Act") effectively came into operation on May 1, 2009. The Royalty Act establishes a variable royalty rate regime, in which the prevailing royalty rate for the year of assessment is assessed against the gross sales of the extractor during the year. The royalty rate is calculated based on the profitability of the mine (earnings before interest and taxes) and varies depending on whether the mineral is transferred in refined or unrefined form. For mineral resources transferred in unrefined form, the minimum royalty rate is 0.5% of gross sales and the maximum royalty rate is 7% of gross sales. For mineral resources transferred in refined form, the maximum royalty rate is 5% of gross sales. The royalty will be a tax deductible expense. The royalty becomes payable when the mineral resource is "transferred," which refers to the disposal of a mineral resource, the export of a mineral resource or the consumption, theft, destruction or loss of a mineral resource. The Royalty Act allows the holder of a mining right to enter into an agreement with the tax authorities to fix the percentage royalty that will be payable in respect of all mining operations carried out in respect of that resource for as long as the extractor holds the right. The holder of a mining right may withdraw from such agreement at any time.

        The feasibility studies covering the Company's South African projects made certain assumptions related to the expected royalty rates under the Royalty Act. If and when the Company begins earning revenue from its South African mining projects, and if the royalties under the Royalty Act differ from those assumed in the feasibility studies, this new royalty could have a material and adverse impact on the economic viability of the Company's projects in South Africa, as well as on the Company's prospects, financial condition and results of operations.

Characteristics of and changes in the tax systems in South Africa could materially adversely affect the Company's business, financial condition and results of operations.

        The Company's subsidiaries pay different types of governmental taxes in South Africa, including corporation tax, payroll taxes, VAT, state royalties, various forms of duties, dividend withholding tax and interest withholding tax. The tax regime in South Africa is subject to change.

        After having published a number of papers on the introduction of a carbon tax, the South African government released the draft Carbon Tax Bill in November 2015 for comment by interested parties. Greenhouse gas emissions from the combustion of fossil fuels, fugitive emissions in respect of commodities, fuel or technology, and greenhouse gas emissions from industrial processes and product use will be subject to a carbon tax. During the first phase of implementation (ending 2020), it is proposed that the emission of greenhouse gasses be taxed at R120 per tonne of the carbon dioxide equivalent of the greenhouse gas emitted, which rate is expected to increase by 10% per annum. Emission factors will be used in order to calculate the carbon dioxide equivalent of the greenhouse gasses emitted. Various allowances will be available for taxpayers to reduce their final carbon tax liability by up to a maximum of 95%. When the tax free thresholds are taken into account, the effective tax rate will range between R6 and R48 per ton of carbon dioxide equivalent. The Minister of Environmental Affairs will publish a notice indicating which activities will render a person liable for the carbon tax. The agricultural, forestry and waste sectors will initially be excluded. The draft Carbon Tax Bill is silent on the second phase post 2020, but it is generally expected to result in a gradual ramp-up of the carbon tax. The rate and allowances will be reviewed for the second phase of implementation. It is expected that the final legislation will come into operation on January 1, 2017.

        The ANC held a policy conference in June 2012 at which the "State Intervention in the Minerals Sector" report (the "SIMS Report") commissioned by the ANC was debated. The SIMS Report includes a proposal for a super tax of 50% of all profits above a 15% return on investment, which would apply in respect of all metals and minerals. If a super tax is implemented, the Company may realize lower after-tax profits and cash flows from its current mining operations and may decide not to pursue certain new projects, as such a tax could render these opportunities uneconomic.

        It is also possible that the Company could become subject to taxation in South Africa that is not currently anticipated, which could have a material adverse effect on its business, financial condition and results of operations.

Interruptions, shortages or cuts in the supply of electricity or water could lead to disruptions in production and a reduction in the Company's operating capacity.

        The Company procures electricity from Eskom, South Africa's state-owned electricity utility. Eskom is the sole supplier of electricity to the Company's operations, and no significant alternative sources of supply are available to it. Eskom has suffered from prolonged underinvestment in new generating capacity which, combined with increased demand, has led to electricity shortages in recent years. Since 2008, Eskom has invested heavily in new base load power generation capacity, but its principal project, a power station known as Medupi, has been subject to delays, with the last unit scheduled for commissioning in 2019. In addition, Eskom is heavily dependent on coal to fuel its electricity plants. Accordingly, if coal mining companies experience labour unrest or disruptions to production (which have occurred historically in South Africa, including a coal strike by approximately 30,000 NUM members which lasted for approximately one week in October 2015), or if heavy rains, particularly during the summer months in South Africa, adversely impact coal production or coal supplies, Eskom may have difficulty supplying sufficient electricity supply to the Company.

        The Company procures water from Magalies Water, the statutory, state-owned water authority in the Company's area of operations. The Company is dependent on the availability of water in its areas of operations and in particular on the ability of Magalies Water to provide it with sufficient allocation of water to enable it to conduct its business. Shifting rainfall patterns and increasing demands on the existing water supply have caused water shortages in the Company's areas of operations.

        If electricity or water supplies are insufficient or unreliable, the Company may be unable to operate as anticipated, which may disrupt production and reduce revenues.

Risks Relating to the Offering and the Offered Shares

The Company has never paid dividends and does not expect to do so in the foreseeable future.

        The Company has not paid any dividends since incorporation and it has no plans to pay dividends in the foreseeable future. The Company's directors will determine if and when dividends should be declared and paid in the future based on the Company's financial position at the relevant time. Further, the Project 1 Working Capital Facilities limit the Company's ability to pay dividends, and make distributions or other payments based on share capital. In addition, the Company's ability to declare and pay dividends may be affected by the South African government's exchange controls. See "South African Regulatory Framework — Exchange Control" in the AIF.

The Common Share price has been volatile in recent years.

        In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development-stage mining companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. In particular, after giving effect to the Share Consolidation, the per share price of the Common Shares on the TSX fluctuated from a high of $5.90 to a low of $1.35 and on the NYSE MKT from a high of US$4.90 to a low of US$1.00 during the twelve-month period ending May 4, 2016. There can be no assurance that continual fluctuations in price will not occur.

        The factors influencing such volatility include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the Common Shares is also likely to be significantly affected by short term changes in precious metal prices or other mineral prices, currency exchange fluctuations and the Company's financial condition or results of operations as reflected in its earnings reports. Other factors unrelated to the performance of the Company that may have an effect on the price of the Common Shares include the following:

  •
  the extent of analyst coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company's securities;

  •
  lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of securities of the Company;

  •
  changes to South African laws and regulations might have a negative effect on the development prospects, timelines or relationships for the Company's material properties;

  •
  the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities; and

  •
  a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company's securities to be delisted from an exchange, further reducing market liquidity.

        Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

The Company's growth, future profitability and ability to obtain financing may be impacted by global financial conditions.

        Global financial conditions continue to be characterized by extreme volatility. In recent years, global markets have been adversely impacted by the credit crisis that began in 2008, the European debt crisis and significant fluctuations in fuel and energy costs and metals prices. Many industries, including the mining industry, have been impacted by these market conditions. Global financial conditions remain subject to sudden and rapid destabilizations in response to future economic shocks, as government authorities may have limited resources to respond to future crises. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company's growth and profitability. Future economic shocks may be precipitated by a number of causes, including debt crises, a continued rise in the price of oil and other commodities, the volatility of metal prices, geopolitical instability, terrorism, the devaluation and volatility of global stock markets, health crises and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. In such an event, the Company's operations and financial condition could be adversely impacted.

The exercise of outstanding stock options or warrants will result in dilution to the holders of Common Shares.

        The issuance of Common Shares upon the exercise of the Company's outstanding stock options will result in dilution to the interests of shareholders, and may reduce the trading price of the Common Shares. Additional stock options and warrants to purchase Common Shares may be issued in the future. Exercises of these securities, or even the potential of their exercise, may have an adverse effect on the trading price of the Common Shares. The holders of stock options or warrants are likely to exercise them at times when the market price of the Common Shares exceeds the exercise price of the securities. Accordingly, the issuance of Common Shares upon exercise of the stock options and warrants will likely result in dilution of the equity represented by the then outstanding Common Shares held by other shareholders. The holders of stock options or warrants can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by these stock options and warrants.

Future sales or issuances of equity securities could decrease the value of the Common Shares, dilute investors' voting power and reduce the Company's earnings per share.

        The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to security holders. Exercises of presently outstanding stock options may also result in dilution to security holders.

        The board of directors of the Company has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price.

        Sales of substantial amounts of the Company's securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Company's securities and dilute investors' earnings per share. A decline in the market prices of Company's securities could impair the Company's ability to raise additional capital through the sale of securities should the Company desire to do so.

Judgments based upon the civil liability provisions of the United States federal securities laws may be difficult to enforce.

        The ability of investors to enforce judgments of United States courts based upon the civil liability provisions of the United States federal securities laws against the Company, its directors and officers, and the Underwriters and experts named herein may be limited due to the fact that the Company is incorporated outside of the United States, a majority of such directors, officers, Underwriters and experts reside or are organized outside of the United States and their assets may be located outside the United States. There is uncertainty as to whether foreign courts would: (a) enforce judgments of United States courts obtained against the Company, its directors and officers or the Underwriters or experts named herein predicated upon the civil liability provisions of the United States federal securities laws; or (b) entertain original actions brought in Canadian courts against the Company or such persons predicated upon the federal securities laws of the United States, as such laws may conflict with Canadian laws.

There may be adverse Canadian tax consequences for a foreign controlled Canadian company that acquires Offered Shares of the Company.

        Certain adverse tax considerations may be applicable to a shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for the purposes of the "foreign affiliate dumping" rules in the Income Tax Act (Canada) (the "Tax Act"). Such shareholders should consult their tax advisors with respect to the consequences of acquiring Offered Shares.

The Company believes it is a "passive foreign investment company", which may have adverse U.S. federal income tax consequences for U.S. investors.

        Potential investors in the Offered Shares who are U.S. taxpayers should be aware that the Company believes it was classified as a "passive foreign investment company" or "PFIC" during the tax year ended August 31, 2015, and based on current business plans and financial expectations, the Company expects that it will be a PFIC for the current tax year and may be a PFIC in future tax years. If the Company is a PFIC for any year during a U.S. taxpayer's holding period of the Offered Shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Offered Shares or any so-called "excess distribution" received on the Offered Shares, as ordinary income, and to pay an interest charge on a portion of such gain or excess distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective "qualified electing fund" or "QEF" election (a "QEF Election") under Section 1295 of the Internal Revenue Code of 1986, as amended (the "Code") or a mark-to-market election (a "Mark-to-Market Election") under Section 1296 of the Code. Subject to certain limitations, such elections may be made with respect to the Offered Shares. A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of the Company's net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of Offered Shares over the taxpayer's basis therein. This paragraph is qualified in its entirety by the discussion below under the heading "Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules". Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of Offered Shares acquired pursuant to this Prospectus.

The Company is an "emerging growth company" and the Company cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make the Common Shares less attractive to investors.

        The Company is an "emerging growth company," as defined in the U.S. Jumpstart Our Business Startups Act of 2012, and intends to take advantage of exemptions from various requirements that are applicable to other public companies that are emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 for so long as the Company is an emerging growth company. The Company cannot predict if investors will find the Common Shares less attractive because the Company's independent auditors will not have attested to the effectiveness of the Company's internal controls. If some investors find the Common Shares less attractive as a result of the Company's independent auditors not attesting to the effectiveness of the Company's internal controls or as a result of other exemptions that the Company may take advantage of, there may be a less active trading market for the Common Shares.

The Company has discretion in the use of the net proceeds from the Offering.

        The Company currently intends to allocate the net proceeds it will receive from the Offering as described under "Use of Proceeds", however, the Company will have discretion in the actual application of the net proceeds. The Company may elect to allocate the net proceeds differently from that described in "Use of Proceeds" if the Company believes it would be in the Company's best interests to do so. The Company's shareholders may not agree with the manner in which the Company chooses to allocate and spend the net proceeds from the Offering. The failure by the Company to apply these funds effectively could have a material adverse effect on the business of the Company.

 CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated capitalization of the Company as at February 29, 2016 on (a) an actual basis and (b) an as-adjusted basis to give effect to the completion of the Offering. This table should be read in conjunction with the Annual Financial Statements. See "Documents Incorporated by Reference". Since February 29, 2016, there has been no material change in the share and loan capital of the Company, on a consolidated basis.

	As of February 29, 2016
	Actual	As Adjusted for the Offering(1)
	(US$ in thousands)
Cash and cash equivalents(2)	$48,248 (3)

Long term financial liabilities	70,095
Shareholders' equity:
Share Capital (Common Shares): unlimited shares authorized; 77,591,470 shares issued and outstanding; shares issued and outstanding after giving effect to the Offering(2)(4)	$683,346
Contributed surplus	23,853
Accumulated other comprehensive loss	(258,965)
Deficit	(107,099)

Total shareholders' equity	341,135

Total capitalization(2)	$341,135

Notes:

(1)
After deduction of the Underwriters' Fee, assumes no exercise of the Over-Allotment Option and excludes estimated expenses of the Offering of US$                 million.

(2)
If the Over-Allotment Option is exercised in full, as adjusted cash and cash equivalents will be US$                     thousand, as adjusted share capital will be US$                     thousand and as adjusted total capitalization will be US$                     thousand.

(3)
As of April 30, 2016, the Company had approximately US$25.6 million in cash and cash equivalents.

(4)
As at February 29, 2016, this figure excluded 3,451,925 Common Shares reserved for issuance pursuant to outstanding stock options (with a weighted average exercise price of CAN$8.59) and nil Common Shares reserved for issuance pursuant to outstanding warrants. Subsequent to February 29, 2016 and prior to the date of this Prospectus, none of such Common Shares reserved for issuance pursuant to outstanding stock options have been issued pursuant to the exercise of outstanding options. This figure also excludes 263,308 Common Shares issuable to the Lenders pursuant to the Credit Facility Amendments.

 USE OF PROCEEDS

        The estimated net proceeds received by the Company from the Offering (assuming no exercise of the Over-Allotment Option) will be US$                    (determined after deducting the Underwriters' Fee of US$                    and estimated expenses of the Offering of US$                    ). If the Over-Allotment Option is exercised in full, the estimated net proceeds received by the Company from the Offering will be US$                    (determined after deducting the Underwriters' Fee of US$                    and estimated expenses of the Offering of US$                    ).

        The Company intends to apply all of the net proceeds of the Offering towards underground development and the ramp-up of production at Project 1 and for working capital purposes. The Company anticipates that the net proceeds of the Offering, together with the Company's unrestricted cash on hand, will be sufficient to fully fund the completion of required underground development and the establishment of mining in key blocks at Project 1 until late 2016, when the Company expects to achieve positive cash flow from operations. The Company anticipates that it will be required to fund 100% of Maseve's ongoing cash calls at Project 1. See "Description of the Company's Business — Project 1 and Project 3" in the AIF.

        The Company had negative operating cash flow in recent years. To the extent that the Company has negative cash flow in future periods, the Company will need to deploy a portion of its cash reserves to fund such negative cash flow. See "Risk Factors".

        The following sets forth the Company's projected twelve-month funding requirements to complete underground development and production ramp-up of Project 1, plus its estimated general 12-month working capital requirements and principal repayments due and payable to April 30, 2017 under the Project 1 Working Capital Facilities. Unless otherwise indicated, all figures presented in this section are as of April 30, 2016. Where applicable amounts have been translated between U.S. dollars and Canadian dollars at a rate of CAN$1.00 to US$1.2549.

US$ in millions
Project 1 capital required (100% basis)(1)(2)	$30.0
Add: the Company's estimated general 12-month working capital requirements	10.7
Add: Principal repayments due in 12-month period under the Project 1 Working Capital Facilities	13.3

Anticipated Aggregate US$ Funding Requirements	$54.0

Notes:

(1)
Based on Project 1 estimated funding required to April 30, 2017.

(2)
Assumes that Africa Wide will elect not to contribute to Maseve in order to match its pro rata share of Project 1 funding. Any funding from Africa Wide or a new joint venture partner would reduce the Company's funding requirements.

        If Project 1 funding requirements are less than those described above, the Company intends to use any excess funds for general working capital. If Project 1 funding requirements are more than those described above, the Company will seek such additional funding as may be required from equity, debt or other sources. It is not certain that other sources of working capital will be available or available on commercially acceptable terms.

        Assuming completion of the Offering, the Company intends to apply available funds to satisfy all of its planned financial requirements for the next 12 months as follows:

	Use of Available Funds	Use of Available Funds (including the Over-Allotment Option)
	(US$ in millions)	(US$ in millions)
Estimated working capital as at April 30, 2016(1)	$24.8	$24.8

Estimated net proceeds of the Offering

Estimated Available Funds

Estimated 12 months Project 1 funding (100% basis)(2)	30.0	30.0
Company's share of estimated 12 months of exploration and engineering expenditures at the Waterberg Project(3)	0.0	0.0
Principal repayments under the Project 1 Working Capital Facilities	13.3	13.3

Company's estimated 12 month working capital requirements	10.7	10.7

Estimated Use of Funds	54.0	54.0

Estimated Excess Working Capital	$	$

Notes:

(1)
Includes principal repayments under the Sprott Facility commencing in 2017.

(2)
Net amount including estimated expenses and revenues at Project 1. Assumes that Africa Wide will elect not to contribute to Maseve in order to match its pro rata share of Project 1 funding. Any funding from Africa Wide or a new joint venture partner would reduce the Company's funding.

(3)
Assumes that in the event no Over-Allotment Option is taken up by the Underwriters, all funding to April 30, 2017 will be provided by JOGMEC in accordance with the JOGMEC 2nd Amendment.

        Although the Company intends to use the net proceeds from the Offering as set forth above, the actual allocation of the net proceeds may vary from those allocations set out above, depending on future developments in the Company's mineral properties or unforeseen events. Potential investors are cautioned that, notwithstanding the Company's current intentions regarding the use of the net proceeds of the Offering, there may be circumstances where a reallocation of the net proceeds may be advisable for reasons that management believes, in its discretion, are in the Company's best interests.

        Pending their use, the net proceeds of the Offering will be invested in short-term investment grade instruments including, but not limited to, demand deposits, banker's acceptances, interest bearing corporate, government-issued and/or government-guaranteed securities and term deposits held with major Canadian, British or South African financial institutions. The Company's Chief Executive Officer, Chief Financial Officer and board of directors are responsible for the investment and supervision of unallocated funds.

        Utilizing the net proceeds of the Offering and cash on hand, the Company's primary business objective is to bring Project 1 into commercial production, as described in this Prospectus and the documents incorporated herein by reference. Secondarily, the Company plans to further advance the Waterberg Project, as described in the April 2016 Waterberg Report.

 PRIOR SALES

        During the 12 months preceding the date of this Prospectus, the Company has issued Common Shares at the following prices:

Date of Issuance	Number of Common Shares		Issuance Prices
			(CAN$)
November 20, 2015(1)	348,584	(2)	3.05
November 20, 2015(1)	348,584	(3)	3.05
March 11, 2016	2,250	(4)	2.00

TOTAL	699,418	(5)

Notes:

(1)
The number of Common Shares and the issue price have been adjusted to reflect the Share Consolidation.

(2)
Issued pursuant to the Sprott Facility.

(3)
Issued pursuant to the Liberty Facility.

(4)
Issued pursuant to the exercise of stock options.

(5)
This figure excludes 263,308 Common Shares issuable to the Lenders pursuant to the Credit Facility Amendments.

        During the 12 months preceding the date of this Prospectus, the Company has issued the following securities convertible into Common Shares at the following prices:

Date of Issuance	Number of Options Issued(1)		Exercise Prices(1)
			(CAN$)
December 22, 2015	1,016,550	(2)	2.00

Notes:

(1)
The number of options issued and the exercise price have been adjusted to reflect the Share Consolidation.

(2)
Each option is exercisable for one Common Share.

 TRADING PRICE AND VOLUME

        The Common Shares are listed for trading on the TSX under the trading symbol "PTM" and on the NYSE MKT under the trading symbol "PLG". The following tables set forth information relating to the trading of the Common Shares on the TSX and the NYSE MKT for the periods indicated.

TSX(1) — "PTM"

Period	High	Low	Volume
	(CAN$)	(CAN$)
May 1 to 4, 2016	4.74	3.99	328,454
April, 2016	5.07	3.16	3,329,126
March, 2016	5.25	2.51	3,111,955
February, 2016	3.00	1.41	4,237,233
January, 2016	2.05	1.35	1,223,464
December, 2015	3.00	1.75	2,166,570
November, 2015	3.45	2.80	208,370
October, 2015	4.30	3.00	645,470
September, 2015	4.00	2.90	199,610
August, 2015	4.40	3.15	203,940
July, 2015	5.00	3.80	388,950
June, 2015	5.50	4.90	246,090
May, 2015	5.90	5.10	668,680

NYSE MKT(1) — "PLG"

Period	High	Low	Volume
	(US$)	(US$)
May 1 to 4, 2016	3.71	3.15	1,421,553
April, 2016	3.91	2.14	10,793,300
March, 2016	4.04	1.86	9,411,312
February, 2016	2.19	1.01	15,083,013
January, 2016	1.51	0.96	1,462,689
December, 2015	2.26	1.25	1,624,310
November, 2015	2.65	2.03	738,392
October, 2015	3.40	2.26	1,518,496
September, 2015	2.90	2.17	351,125
August, 2015	3.39	2.40	493,816
July, 2015	4.40	2.97	574,890
June, 2015	4.51	3.90	371,824
May, 2015	4.87	4.20	373,501

(1)
The price and volume have been adjusted to reflect the Share Consolidation.

 CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act and the regulations thereunder (the "Regulations") generally applicable to a holder who acquires Offered Shares as beneficial owner pursuant to this Prospectus and who, at all relevant times, for the purposes of the Tax Act, deals at arm's length with the Company and the Underwriters, is not affiliated with the Company or the Underwriters, and will acquire and hold such Offered Shares as capital property (each, a "Holder"), all within the meaning of the Tax Act. Offered Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Offered Shares or is deemed to hold or use the Offered Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or deemed to have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

        This summary does not apply to a Holder (a) that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act; (b) an interest in which is or would constitute a "tax shelter investment" as defined in the Tax Act; (c) that is a "specified financial institution" as defined in the Tax Act; (d) that is a corporation resident in Canada (for the purpose of the Tax Act) that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in Section 212.3 of the Tax Act; (e) that reports its "Canadian tax results" in a currency other than Canadian currency, all as defined in the Tax Act; (f) that is exempt from tax under the Tax Act; or (g) that has entered into, or will enter into, a "synthetic disposition arrangement" or a "derivative forward agreement" with respect to the Offered Shares, as those terms are defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

        This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Offered Shares.

        This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, specific proposals to amend the Tax Act and the Regulations (the "Tax Proposals") which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Income Tax Convention (1980) (the "Canada-U.S. Tax Convention") and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Offered Shares. The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Amounts Determined in Canadian Dollars

        For purposes of the Tax Act, all amounts relating to the Offered Shares must be expressed in Canadian dollars, including cost, adjusted cost base, proceeds of disposition and dividends, and amounts denominated in U.S. dollars must be converted to Canadian dollars using the rate of exchange published by the Bank of Canada at noon on the particular date the particular amount arose or such other rate of exchange as may be accepted by the CRA. Holders may therefore realize additional income or gain by virtue of changes in foreign exchange rates, and are advised to consult with their own tax advisors in this regard. Currency tax issues are not discussed further in this summary.

Residents of Canada

        The following portion of this summary is applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (each, a "Resident Holder"). Certain Resident Holders whose Offered Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have the Offered Shares, and every other "Canadian security" (as defined by the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Taxation of Dividends Received by Resident Holders

        In the case of a Resident Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder's income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for "eligible dividends" properly designated as such by the Company. Taxable dividends received by such Resident Holder may give rise to minimum tax under the Tax Act.

        In the case of a Resident Holder that is a corporation, such dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder's income and will normally be deductible in computing such Resident Holder's taxable income. In certain circumstances, section 55(2) of the Tax Act (as proposed to be amended by Tax Proposals released on April 18, 2016) will treat a taxable dividend received by a Resident Holder that is in a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

        A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 10 2/3% for taxation years ending after 2015 (subject to pro-rating for taxation years that end after 2015 and begin before 2016) on its "aggregate investment income" (as defined in the Tax Act) for the year, which is defined to include an amount in respect of dividends.

        A Resident Holder that is a "private corporation" or "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay a 38 1/3% for taxation years ending after 2015 (subject to pro-rating for taxation years that end after 2015 and begin before 2016) refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income for the year.

Disposition of Offered Shares

        A Resident Holder who disposes of, or is deemed to have disposed of, an Offered Share (other than to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Offered Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Resident Holder of such Offered Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Resident Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading "Taxation of Capital Gains and Losses".

Taxation of Capital Gains and Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder must be included in the Resident Holder's income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss incurred by a Resident Holder

(an "allowable capital loss") must generally be deducted from taxable capital gains realized by the Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act.

        A capital loss realized on the disposition of an Offered Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on the Offered Share. Similar rules may apply where a corporation is, directly or indirectly through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Offered Shares. A Resident Holder to which these rules may be relevant is urged to consult its own tax advisor.

        Capital gains realized by an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act.

        A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 10 2/3% for taxation years ending after 2015 (subject to pro-rating for taxation years that end after 2015 and begin before 2016) on its "aggregate investment income" (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

Non-Residents of Canada

        The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, Offered Shares in a business carried on in Canada (each, a "Non-Resident Holder"). The term "US Holder," for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-U.S. Tax Convention, is at all relevant times a resident of the United States and is a "qualifying person" within the meaning of the Canada-U.S. Tax Convention. In some circumstances, persons deriving amounts through fiscally transparent entities (including limited liability companies) may be entitled to benefits under the Canada-U.S. Tax Convention. US Holders are urged to consult their own tax advisors to determine their entitlement to benefits under the Canada-U.S. Tax Convention based on their particular circumstances.

        Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). Such Non-Resident Holders should consult their own advisors.

Taxation of Dividends

        Subject to an applicable international tax treaty or convention, dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on the Offered Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Such rate is generally reduced under the Canada-U.S. Tax Convention to 15% if the beneficial owner of such dividend is a U.S. Holder. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. In addition, under the Canada-U.S. Tax Convention, dividends may be exempt from such Canadian withholding tax if paid to certain U.S. Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations or qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits or benefits for the self-employed under one or more funds or plans established to provide pension or retirement benefits or other employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

Disposition of Offered Shares

        A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of Offered Shares, unless the Offered Shares constitute "taxable

Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition and are not "treaty-protected property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition.

        Generally, as long as the Offered Shares are then listed on a designated stock exchange (which currently includes the TSX and the NYSE MKT), the Offered Shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (a) the Non-Resident Holder, persons with which the Non-Resident Holder does not deal at arm's length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder or persons which do not deal at arm's length with the Non-Resident Holder, or any combination of them, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company, and (b) more than 50% of the fair market value of the Offered Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, "Canadian resource properties", "timber resource properties" (each as defined in the Tax Act), and options in respect of or interests in, or for civil law rights in, any such property (whether or not such property exists).

        In the case of a US Holder, the Offered Shares of such US Holder will generally constitute "treaty-protected property" for purposes of the Tax Act unless the value of the Offered Shares is derived principally from real property situated in Canada. For this purpose "real property" has the meaning that term has under the laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.

        If Offered Shares are taxable Canadian property of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, the consequences above under "Residents of Canada — Taxation of Capital Gains and Losses" will generally apply.

        Non-Resident Holders whose Offered Shares are taxable Canadian property should consult their own advisors.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Offered Shares acquired pursuant to this Prospectus.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from or relating to the acquisition, ownership, and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

        No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

        NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Canada-U.S. Tax Convention, and U.S. court decisions that are available as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. Except as provided herein, this summary does not discuss the potential effects of any proposed legislation.

U.S. Holders

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Offered Shares acquired pursuant to the Offering that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Offered Shares that is not a U.S. Holder or a partnership. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from or relating to the acquisition, ownership, and disposition of Offered Shares. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Offered Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes);

(h) are subject to the alternative minimum tax; or (i) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Shares in connection with carrying on a business in Canada; (d) persons whose Offered Shares constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

        In particular, it is noted that the Company may be or may become a "controlled foreign corporation" for U.S. federal income tax purposes, and therefore, if a U.S. Holder is a U.S. shareholder owning 10% or more of the Company's voting stock directly, indirectly and/or under the applicable attribution rules, the U.S. federal income tax consequences to such U.S. Holder of owning Offered Shares may be significantly different than those described below in several respects. If a U.S. Holder owns 10% or more of the Company's voting stock directly, indirectly and/or under the applicable attribution rules, such holder should consult its own tax advisors regarding the U.S. federal income tax rules applicable to an investment in a controlled foreign corporation.

        If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such entity or owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

PFIC Status of the Company

        If the Company were to constitute a "passive foreign investment company" under the meaning of Section 1297 of the Code (a "PFIC") for any year during a U.S. Holder's holding period, then certain potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Offered Shares. The Company believes that it was classified as a PFIC during the tax year ended August 31, 2015, and based on current business plans and financial expectations, the Company expects that it will be a PFIC for the current tax year and may be a PFIC in future tax years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

        In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

        The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the "income test") or (b) 50% or more of the value of the Company's assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the "asset test"). "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

        For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, "passive income" does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain "related persons" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

        Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company's direct or indirect equity interest in any company that is also a PFIC (a "Subsidiary PFIC"), and will be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Offered Shares are made.

Default PFIC Rules Under Section 1291 of the Code

        If the Company is a PFIC for any tax year during which a U.S. Holder owns Offered Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Offered Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or makes a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder".

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any "excess distribution" received on the Offered Shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received by the U.S. Holder during the three preceding tax years (or during a U.S. Holder's holding period for the Offered Shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Offered Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any "excess distribution" received on Offered Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective Offered Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible.

        If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Offered Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

        A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Offered Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro-rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest", which is not deductible.

        A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents "earnings and profits" of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. Holder's holding period for the Offered Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder's holding period for the Offered Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a "purging" election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Offered Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

        A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

        The Company will use commercially reasonable efforts to make available to U.S. Holders, upon their written request: (a) information as to its status as a PFIC and the PFIC status of any subsidiary in which the

Company owns more than 50% of such subsidiary's total aggregate voting power, and (b) for each year in which the Company is a PFIC, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and any such more than 50% owned subsidiary which constitutes a PFIC is required to obtain for U.S. federal income tax purposes. The Company may elect to provide such information on its website (www.platinumgroupmetals.net). Because the Company may hold 50% or less of the aggregate voting power of one or more Subsidiary PFICs at any time, U.S. Holders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that a subsidiary of the Company is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to any such Subsidiary PFIC. With respect to Subsidiary PFICs for which the Company does not obtain the required information, U.S. Holders will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

        A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Company cannot provide the information required to be included on IRS Form 8621 with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

        A U.S. Holder may make a Mark-to-Market Election only if the Offered Shares are marketable stock. The Offered Shares generally will be "marketable stock" if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the U.S. Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company believes that its Common Shares were "regularly traded" in the last two calendar quarters of 2015 and the first calendar quarter of 2016 and expects that such Common Shares should be "regularly traded" in the second calendar quarter of 2016. However, there can be no assurance that the Offered Shares will be "regularly traded" in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

        A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the Offered Shares or such U.S. Holder has not made a timely and effective QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year, over (b) such U.S. Holder's adjusted tax basis in such Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the Offered Shares, over (b) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

        A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

        A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

        A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

        Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

        Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

        Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

        The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Ownership and Disposition of Offered Shares to the Extent that the PFIC Rules do not Apply

        The following discussion is subject, in its entirety, to the rules described above under the heading "Passive Foreign Investment Company Rules".

Distributions on Offered Shares

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares. (See "— Sale or Other Taxable Disposition of Offered Shares" below). However, the Company does not intend to maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by the Company with respect to the Offered Shares will constitute ordinary dividend income. Dividends received on Offered Shares will not be eligible for the "dividends received deduction". Subject to applicable limitations and provided the Company is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

        Upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Offered Shares sold or otherwise disposed of. A U.S. Holder's tax basis in Offered Shares generally will be such U.S. Holder's U.S. dollar cost for such Offered Shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Offered Shares have been held for more than one year.

        Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

        Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their "net investment income", which includes dividends on the Offered Shares, and net gains from the disposition of the Offered Shares. Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

        Treasury Regulations provide, subject to the election described in the following paragraph, solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of Offered Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the Offered Shares excluding QEF basis adjustments.

        Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in controlled foreign corporations and QEFs held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Offered Shares and the elections available with respect to such tax.

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Offered Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

        Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source". Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose. However, and subject to certain exceptions, a portion of the dividends paid by a foreign corporation will be treated as U.S. source income for U.S. foreign tax credit purposes, in proportion to its U.S. source earnings and profits, if U.S. persons own, directly or indirectly, 50 percent or more of the voting power or value of the foreign corporation's common shares. If a portion of any dividends paid with respect to the Offered Shares are treated as U.S. source income under these rules, it may limit the ability of a U.S. Holder to claim a foreign tax credit for Canadian withholding taxes imposed in respect of such dividend. In addition, the amount of a distribution with respect to the Offered Shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. With respect to gains recognized on the sale of stock of a foreign corporation by a U.S. Holder, such gains are generally treated as U.S. source for purposes of the foreign tax credit. These limitations are calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

        Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Offered Shares will generally be subject to information reporting and backup withholding tax at the rate of 28% if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

        The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED

        The Company is authorized to issue an unlimited number of Common Shares without par value of which 77,593,720 Common Shares were issued and outstanding as at the date hereof. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Company. Shareholders are entitled upon liquidation, dissolution or winding-up of the Company to receive the remaining assets of the Company available for distribution to shareholders.

PLAN OF DISTRIBUTION

        Under the Underwriting Agreement dated as of                    , 2016 between the Company and the Underwriters, the Company has agreed to sell, and the Underwriters have severally agreed to purchase, on the Closing Date, or such other date as may be agreed upon by the Company and the Underwriters, but in any event not later than 42 days following the date of a final receipt for this Prospectus from Canadian regulatory authorities,                     Offered Shares at the Offering Price, payable in cash to the Company, against delivery. The obligations of the Underwriters under the Underwriting Agreement are several and are not joint, nor joint and several, and may be terminated upon the occurrence of certain stated events as set out in the Underwriting Agreement. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares (other than the Over-Allotment Shares) if any of the Offered Shares are purchased under the Underwriting Agreement.

        The Offering Price was determined by negotiation between the Company and the Underwriters.

        Offered Shares sold by the Underwriters to the public will initially be offered at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price specified on the cover page, the Underwriters may change the Offering Price and the other selling terms to an amount not greater than the Offering Price set forth on the cover of this Prospectus, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Company. Upon execution of the Underwriting Agreement, the Underwriters will be obligated to purchase the Offered Shares offered hereby at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the Offering Price or other selling terms.

        It is expected that the Offering will be conducted under the book-based system and the Company will arrange for the instant deposit of the Offered Shares to be registered to CDS. Accordingly, a subscriber who purchases Offered Shares will receive a customer confirmation from the Underwriters or other registered dealer who is a CDS participant (a "CDS Participant") from or through whom Offered Shares are purchased. No beneficial holder of the Offered Shares will receive definitive certificates representing their Offered Shares. CDS will record the CDS Participants who hold Offered Shares on behalf of owners who have purchased or transferred Offered Shares in accordance with the book-based system.

        The Offering is being made concurrently in every province of Canada, other than Quebec, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the SEC and the securities regulatory authorities in Canada. The Offered Shares will be offered in the United States and Canada by the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, as applicable. Offers and sales of Offered Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions.

        The Common Shares are listed for trading on the TSX and NYSE MKT under the trading symbols "PTM" and "PLG", respectively.

        The Offering is expected to close on or about May                     , 2016.

Over-Allotment Option

        The Company has granted the Underwriters an Over-Allotment Option, exercisable in whole or in part, at the sole discretion of the Underwriters, for a period of 30 days after and including the Closing Date, to purchase up to an additional                     Over-Allotment Shares at the Offering Price, solely to cover over-allotments, if any. Under applicable securities laws, this Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares upon the exercise of the Over-Allotment Option.

Underwriting Fee

        The following table shows the per Offered Share and total Underwriters' Fee the Company will pay to the Underwriters, assuming both no exercise and full exercise of the Over-Allotment Option.

	Over-Allotment Option not exercised	Over-Allotment Option fully exercised
Per Offered Share	US$	US$
Total	US$	US$

        The Company estimates that the total expenses of the Offering payable by the Company, not including the Underwriters' Fee, will be approximately US$                    , which includes approximately US$                    of reimbursable fees and expenses paid to the Underwriters. Pursuant to the Underwriting Agreement, the Company has agreed to pay the actual and accountable out-of-pocket expenses of the Underwriters and actual and accountable reasonable fees and disbursements of the Underwriters' counsel, not to exceed 8.0% of the gross proceeds of the Offering when combined with the Underwriters' Fee.

No Sales of Similar Securities

        Except as contemplated by the Underwriting Agreement, the Company has agreed that, subject to certain exceptions, it will not, without the prior written consent of BMO Nesbitt Burns Inc. (not to be unreasonably withheld) on behalf of the Underwriters, directly or indirectly issue, offer, pledge, sell, contract to sell, contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of directly or indirectly, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or enter into any agreement or arrangement under which the Company would acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, during the period from the date of the Underwriting Agreement and ending 90 days following the Closing Date.

        The Company's officers and directors will enter into agreements providing that, subject to certain exceptions, for a period beginning from the date of the Underwriting Agreement and ending 90 days from the Closing Date, they will not (and shall cause their affiliates not to), without the prior written consent of BMO Nesbitt Burns Inc., directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any Common Shares or any options or warrants to purchase any Common Shares, or any securities convertible into, exchangeable for, or that represent the right to receive Common Shares, and will not enter into any swap, forward or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Shares (regardless of whether any such arrangement is to be settled by the delivery of securities of the Company, securities of another person, cash or otherwise) or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing.

Indemnification and Contribution

        The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act, and Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

Price Stabilization, Short Positions

        In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares in accordance with applicable securities laws. Specifically, the Underwriters may sell more Common Shares than they are obligated to purchase under the Underwriting Agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Common Shares available for purchase by the Underwriters under the Over-Allotment Option. The Underwriters can close out a covered short sale by exercising the Over-Allotment Option or purchasing Common Shares in the open market. In determining the source of Common Shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of Common Shares compared to the price available under the Over-Allotment Option. The Underwriters may also sell Common Shares in excess of the Over-Allotment Option, creating a naked short position. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the Offering. As an additional means of facilitating the Offering, the Underwriters may bid for, and purchase, Common Shares in the open market to stabilize the price of the Common Shares. These activities may raise or maintain the market price of the Common Shares above independent market levels or prevent or retard a decline in the market price of the Common Shares. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

        Pursuant to the policies of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution under this Prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, including: (a) a bid or purchase permitted under the bylaws and rules of applicable regulatory authorities and stock exchanges, including the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market-making activities; (b) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution; (c) a bid or purchase to cover a short position entered into prior to the distribution; and (d) transactions in compliance with U.S. federal securities laws. Any such trades are permitted only on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares.

Affiliations

        Some of the Underwriters and their affiliates have in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company for which they have received, and would expect to receive, customary fees and commissions.

        Without limiting the foregoing, since 2011, the Company has engaged BMO Nesbitt Burns Inc. ("BMO") as a financial advisor to evaluate certain potential strategic transactions. To date, no transaction or independence-based fees have been paid or become payable pursuant to these arrangements.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer of the Offered Shares described in this Prospectus will not be made to the public in that Relevant Member State other than:

  •
  to persons or entities that are "qualified investors" as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances within Article 3(2) of the Prospectus Directive that do not require the publication of a prospectus pursuant to the Prospectus Directive,

provided that no such offering of Offered Shares shall require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each purchaser of Offered Shares described in this Prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive and in the case of any Offered Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the Offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive. In the case of any Offered Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the Offering have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to "qualified investors" as so defined.

        The Company and the Underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in the Relevant Member State, by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto), including Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        The Offered Shares are being offered only in circumstances that comply and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done in relation to such offer in, from or otherwise involving the United Kingdom; and any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) will only be communicated or caused to be communicated in connection with the issue or sale of the Offered Shares in circumstances in which Section 21(1) of the FSMA does not apply.

        This Prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are "qualified investors" within the meaning of Article 2(1)(e) of the Prospectus Directive (defined above) and

Section 86(7) of the FSMA that are also (a) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), or (b) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        Certain legal matters in connection with the Offering will be passed upon on behalf of the Company by Gowling WLG (Canada) LLP, as to Canadian legal matters, and Dorsey & Whitney LLP, as to U.S. legal matters. Certain legal matters in connection with the Offering will be passed upon on behalf of the Underwriters by Blake, Cassels & Graydon LLP, as to Canadian legal matters, and Skadden, Arps, Slate, Meagher & Flom LLP, as to U.S. legal matters.

        As of the date of this Prospectus, the partners and associates of Gowling WLG (Canada) LLP and Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, in the aggregate less than 1% of the issued and outstanding Common Shares.

INTERESTS OF EXPERTS

        The technical information, mineral reserve and mineral resource estimates and economic estimates relating to Project 1, the Waterberg JV Project, the Waterberg Extension Project and the Company's other properties included or incorporated by reference in this Prospectus has been included or incorporated by reference in reliance on the report, valuation, statement or opinion of the persons described below. The following persons, firms and companies are named as having prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference.

Name	Description
Charles Muller (B. Sc. (Hons) Geology) Pri. Sci. Nat., CJM Consulting (South Africa) Proprietary Limited

Co-authored the Project 1 Report; authored the technical report entitled "Technical Report on Project 3 Resource Cut Estimation of the Western Bushveld Joint Venture (WBJV) Located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 31, 2010; and authored the April 2016 Waterberg Report.

Gert Roets (B. Eng. Mining), Pr. Eng. (ECSA), of DRA Mineral Projects Proprietary Limited	Co-authored the Project 1 Report.
Gordon Cunningham B. Eng. (Chemical), Pr. Eng. (ECSA) of Turnberry Projects Proprietary Limited	Co-authored the Project 1 Report.
R. Michael Jones P. Eng., Platinum Group Metals Ltd.

The President and Chief Executive Officer of the Company. The non-independent qualified person for all scientific and technical information included or incorporated by reference herein that is not attributed to one of the above-named persons.

        None of the experts named in the foregoing section held, at the time they prepared or certified such statement, report, opinion or valuation, received after such time or will receive any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or one of the Company's associates or affiliates other than R. Michael Jones, the President and Chief Executive Officer of the Company,

who owns 2,634,197 Common Shares representing 0.48% of the issued and outstanding Common Shares as of the date of this Prospectus.

        Except as otherwise stated above, none of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or will receive a direct or indirect interest in any property of the Company or any associate or affiliate of the Company.

        Except as otherwise stated above, none of the aforementioned persons, nor any director, officer, employee, consultant or partner, as applicable, of the aforementioned persons is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

        In addition, PricewaterhouseCoopers LLP, the external auditor of the Company, provided an auditor's report on the Annual Financial Statements. PricewaterhouseCoopers LLP report that they are independent of the Company in accordance with the rules of professional conduct of the Institute of Chartered Professional Accountants of British Columbia and are an independent registered public accounting firm within the meaning of the U.S. Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants, of 250 Howe Street, 7th Floor, Vancouver, British Columbia, V6C 3S7.

        The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in the cities of Toronto, Ontario and Vancouver, British Columbia.

        The U.S. co-transfer agent for the Common Shares is Computershare Trust Company, N.A., at its offices in Golden, Colorado.

 PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Section 160 of the Business Corporations Act (British Columbia) ("BCBCA") provides that a company may do one or both of the following:

  (a)
  indemnify an eligible party against all eligible penalties, which are judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

  (b)
  after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees, but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

        However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses, actually and reasonably incurred by an eligible party in respect of that proceeding. However, a company must not make the payments referred to immediately above unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

        For the purposes of the BCBCA, an "eligible party", in relation to a company, means an individual who:

  (a)
  is or was a director or officer of the company;

  (b)
  is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

  (c)
  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

  and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

        An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

        Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

  (a)
  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  (b)
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  (c)
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

  (d)
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

        Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

        Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  (a)
  order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

  (b)
  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  (c)
  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  (d)
  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164 of the BCBCA; or

  (e)
  make any other order the court considers appropriate.

        Section 165 of the BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

        The Registrant's articles provide that the Registrant must, subject to the BCBCA, indemnify a director, former director, alternate director, officer or former officer of the Registrant or of any affiliate of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, alternate director and officer of the Registrant or any affiliate of the Registrant is deemed to have contracted with the Registrant on the above terms.

        The Registrant's articles further provide that the Registrant may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

        The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) including, but not limited to, any current or former directors, alternate directors, officers, employees or agents of the Registrant or any affiliate of the Registrant.

        The Registrant maintains directors' and officers' liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual policy limit of CAN$15,000,000, subject to a corporate retention (i.e. deductible) of up to CAN$250,000 per claim. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by directors and officers in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including, but not limited to, acts determined to be uninsurable under laws, or conduct arising out of, based upon, or attributable to, any remuneration, profit or other advantage to which the insured was not entitled to, or deliberate fraudulent or criminal act by the insured.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 EXHIBITS

3.1*	Underwriting Agreement between the Registrant and the underwriters named therein.
4.1

Annual information form of the Registrant dated November 24, 2015 for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).

4.2

Management information circular of the Registrant dated January 4, 2016 prepared for the purposes of the annual general meeting of the Registrant held on February 26, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).

4.3

Audited consolidated financial statements of the Registrant as at and for the financial years ended August 31, 2015 and 2014, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).

4.4

Management's discussion and analysis of the Registrant for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).

4.5

Unaudited interim condensed consolidated financial statements of the Registrant for the three months ended November 30, 2015, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).

4.6

Management's discussion and analysis of the Registrant for the three months ended November 30, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).

4.7

Unaudited interim condensed consolidated financial statements of the Registrant for the three and six months ended February 29, 2016, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 13, 2016).

4.8

Management's discussion and analysis of the Registrant for the six months ended February 29, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 13, 2016).

4.9

Technical Report entitled "Mineral Resource Update on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated April 29, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 2, 2016).

4.10

Technical Report entitled "An Independent Technical Report on the Maseve Project (WBJV Project areas 1 and 1A) located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 28, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on September 1, 2015).

4.11

Material change report of the Registrant filed November 3, 2015 announcing that it had entered into a second lien credit agreement with Liberty Metals & Mining Holdings, LLC, a subsidiary of Liberty Mutual Insurance for a US$40 million secured loan facility (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2015).

4.12

Material change report of the Registrant filed November 23, 2015 announcing that it had simultaneously drawn down, in full, US$40 million from the secured operating loan facility with Liberty Metals & Mining Holdings, LLC, and US$40 million from the secured loan facility with Sprott Resource Lending Partnership, among other lenders, (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 23, 2015).

4.13

Material change report of the Registrant filed January 12, 2016 announcing that the budget funded by Japan Oil, Gas and Metals National Corporation, the Registrant's joint venture partner, for the Waterberg Project had been expanded from US$8.0 million to US$8.5 million for the annual period ending March 31, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 12, 2016).

4.14

Material change report of the Registrant filed January 26, 2016 announcing the consolidation of its common shares on the basis of one new common share for ten old common shares effective January 26, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 26, 2016).

4.15

Material change report of the Registrant filed February 9, 2016 announcing the successful completion of hot commissioning at Project 1 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on February 9, 2016).

4.16

Material change report of the Registrant filed March 17, 2016 announcing that over 90% of recent infill drilling on the Waterberg Project had successfully intersected the "T" and "F" targeted layers (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on March 17, 2016).

4.17

Material change report of the Registrant filed April 19, 2016 announcing an increase in the resource estimate for platinum, palladium, rhodium and gold at the Waterberg JV Project (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 19, 2016).

4.18

Material change report of the Registrant filed May 5, 2016 announcing the modification agreements, each dated May 3, 2016, to the US$40 million secured loan facilities with each of Sprott Resource Lending Partnership, among other lenders, and Liberty Metals & Mining Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 5, 2016).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Gordon I. Cunningham.
5.3	Consent of R. Michael Jones.
5.4	Consent of Gert Roets.
5.5	Consent of Charles J. Muller.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*
To be filed by amendment.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 5th day of May, 2016.

PLATINUM GROUP METALS LTD.
By:	/s/ R. MICHAEL JONES
	Name:	R. Michael Jones
	Title:	President, Chief Executive Officer and Director

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints R. Michael Jones and Frank Hallam, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. MICHAEL JONES R. Michael Jones	President, Chief Executive Officer and Director (principal executive officer)	May 5, 2016
/s/ FRANK HALLAM Frank Hallam	Chief Financial Officer, Secretary and Director (principal financial and accounting officer)	May 5, 2016
/s/ ERIC CARLSON Eric Carlson	Director	May 5, 2016
/s/ IAIN MCLEAN Iain McLean	Director	May 5, 2016
/s/ TIMOTHY MARLOW Timothy Marlow	Director	May 5, 2016
/s/ BARRY W. SMEE Barry W. Smee	Director	May 5, 2016
/s/ DIANA WALTERS Diana Walters	Director and Authorized Representative in the United States	May 5, 2016

III-2

 EXHIBIT INDEX

3.1*	Underwriting Agreement between the Registrant and the underwriters named therein.
4.1

Annual information form of the Registrant dated November 24, 2015 for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).

4.2

Management information circular of the Registrant dated January 4, 2016 prepared for the purposes of the annual general meeting of the Registrant held on February 26, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).

4.3

Audited consolidated financial statements of the Registrant as at and for the financial years ended August 31, 2015 and 2014, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).

4.4

Management's discussion and analysis of the Registrant for the financial year ended August 31, 2015 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 25, 2015).

4.5

Unaudited interim condensed consolidated financial statements of the Registrant for the three months ended November 30, 2015, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).

4.6

Management's discussion and analysis of the Registrant for the three months ended November 30, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 15, 2016).

4.7

Unaudited interim condensed consolidated financial statements of the Registrant for the three and six months ended February 29, 2016, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 13, 2016).

4.8

Management's discussion and analysis of the Registrant for the six months ended February 29, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 13, 2016).

4.9

Technical Report entitled "Mineral Resource Update on the Waterberg Project Located in the Bushveld Igneous Complex, South Africa" dated April 29, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 2, 2016).

4.10

Technical Report entitled "An Independent Technical Report on the Maseve Project (WBJV Project areas 1 and 1A) located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 28, 2015 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on September 1, 2015).

4.11

Material change report of the Registrant filed November 3, 2015 announcing that it had entered into a second lien credit agreement with Liberty Metals & Mining Holdings, LLC, a subsidiary of Liberty Mutual Insurance for a US$40 million secured loan facility (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2015).

4.12

Material change report of the Registrant filed November 23, 2015 announcing that it had simultaneously drawn down, in full, US$40 million from the secured operating loan facility with Liberty Metals & Mining Holdings, LLC, and US$40 million from the secured loan facility with Sprott Resource Lending Partnership, among other lenders, (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 23, 2015).

4.13

Material change report of the Registrant filed January 12, 2016 announcing that the budget funded by Japan Oil, Gas and Metals National Corporation, the Registrant's joint venture partner, for the Waterberg Project had been expanded from US$8.0 million to US$8.5 million for the annual period ending March 31, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 12, 2016).

4.14

Material change report of the Registrant filed January 26, 2016 announcing the consolidation of its common shares on the basis of one new common share for ten old common shares effective January 26, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 26, 2016).

4.15

Material change report of the Registrant filed February 9, 2016 announcing the successful completion of hot commissioning at Project 1 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on February 9, 2016).

4.16

Material change report of the Registrant filed March 17, 2016 announcing that over 90% of recent infill drilling on the Waterberg Project had successfully intersected the "T" and "F" targeted layers (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on March 17, 2016).

4.17

Material change report of the Registrant filed April 19, 2016 announcing an increase in the resource estimate for platinum, palladium, rhodium and gold at the Waterberg JV Project (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on April 19, 2016).

4.18

Material change report of the Registrant filed May 5, 2016 announcing the modification agreements, each dated May 3, 2016, to the US$40 million secured loan facilities with each of Sprott Resource Lending Partnership, among other lenders, and Liberty Metals & Mining Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 6-K furnished to the Commission on May 5, 2016).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Gordon I. Cunningham.
5.3	Consent of R. Michael Jones.
5.4	Consent of Gert Roets.
5.5	Consent of Charles J. Muller.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*
To be filed by amendment.

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RESERVE AND RESOURCE DISCLOSURE
CAUTIONARY NOTE TO UNITED STATES INVESTORS
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
ENFORCEABILITY OF CIVIL LIABILITIES
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
NOTICE REGARDING NON-IFRS MEASURES
BUSINESS OF THE COMPANY
Figure 1: Drillhole location and Interpreted Geology of the Waterberg Project
Table 1 F Zone Mineral Resource Details
T Zone
Waterberg Total
RISK FACTORS
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
PRIOR SALES
TRADING PRICE AND VOLUME
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED
PLAN OF DISTRIBUTION
LEGAL MATTERS
INTERESTS OF EXPERTS
AUDITORS, TRANSFER AGENT AND REGISTRAR
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
POWERS OF ATTORNEY
EXHIBIT INDEX